   As filed with the Securities and Exchange Commission on October 18, 1999.

                                             Registration No. 333-_________

---------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
---------------------------------------------------------------------------
                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933
---------------------------------------------------------------------------

                       CELL ROBOTICS INTERNATIONAL, INC.
                (Name of small business issuer in its Charter)

     Colorado                       5049-05                 84-1153295
------------------               -------------         --------------------
(State or other juris-   (Primary Standard Industrial     (IRS Employer
diction or incorpora-     Classification Code Number)  Identification No.)
tion or organization)

          2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107
                (505) 343-1131 (tel)  (505) 344-8112 (fax)
       -----------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                 Ronald K. Lohrding, Ph.D., President and CEO
                          2715 Broadbent Parkway N.E.
                         Albuquerque, New Mexico 87107
                  (505) 343-1131 (tel)   (505) 344-8112 (fax)
       -----------------------------------------------------------------
           (Name, address, including zip code, and telephone number
                       of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                             Neuman & Drennen, LLC
                  1507 Pine Street, Boulder, Colorado  80302
                  (303) 449-2100 (tel)   (303) 449-1045 (fax)


         Approximate date of commencement of proposed sale to public:
              As soon as practicable after the effective date of
                          the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                        CALCULATION OF REGISTRATION FEE

Title of                       Proposed        Proposed
Each Class                     Maximum         Maximum
of Securities       Amount     Offering        Aggregate      Amount of
to be               to be      Price per       Offering       Registra-
Registered          Registered Share (1)       Price (1)      tion Fee
-------------       ---------- ---------       ---------      ---------

Common Stock,
$.002 par value     481,250(2) $2.08(3)        $1,001,000     $278.28

Common Stock
Purchase Warrants   148,750    $1.05(4)          $156,188      $43.42

TOTAL                                          $1,157,188     $321.70


----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 148,750 shares of common stock that may be acquired upon exercise of Warrants held by the Selling Securityholders and 332,500 shares of common stock which have been issued directly to the Selling Securityholders.

(3) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the bid and asked prices of the common stock on October 14, 1999, as quoted on the OTC Electronics Bulletin Board.

(4) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the bid and asked prices of the warrant on October 14, 1999, as quoted on the OTC Electronics Bulletin Board.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       CELL ROBOTICS INTERNATIONAL, INC.

                             Cross-Reference Index


       Item No. and Heading
           In Form SB-2                          Location
      Registration Statement                   in Prospectus
      ----------------------                   -------------

1.   Forepart of the Registration         Forepart of RegistrationStatement
     and Outside Front Cover              Statement and Outside Front Cover
     Page of Prospectus                   Page of Prospectus

2.   Inside Front and Outside Back Cover  Inside Front and Outside Back Pages
     of Prospectus                        Cover Pages of Prospectus

3.   Summary and Risk Factors             Prospectus Summary; Risk Factors

4.   Use of Proceeds                      Use of Proceeds; Risk Factors

5.   Determination of Offering Price      *

6.   Selling Securityholders              Selling Securityholders

7.   Plan of Distribution                 Plan of Distribution

8.   Legal Proceedings                    Legal Proceedings

9.   Directors, Executive Officers,       Management
     Promoters and Controlling Persons

10.  Security Ownership of Certain        Security Ownership of
     Beneficial Owners and Management     Management and Principal
                                          Stockholders

11.  Description of Securities            Description of Securities

12.  Interest of Named Experts and        Legal Matters; Experts
     Counsel

13.  Disclosure of SEC Position on        Management - Indemnification and
     Indemnification for Securities Act   Limitation on Liability of
     Liabilities                          Directors

14.  Organization Within Last Five Years  *

15.  Description of Business              Prospectus Summary; Risk Factors;
                                          Business

16.  Management's Discussion and          Management's Discussion and
     Analysis or Plan of Operation        Analysis of Financial Condition
                                          and Results of Operations;
                                          Financial Statements; Business

17.  Description of Property              Business

18.  Certain Relationships and Related    Certain Transactions
     Transactions

19.  Market for Common Equity and         Market for Common Stock
     Related Stockholder Matters

20.  Executive Compensation               Management - Executive
                                          Compensation

21.  Financial Statements                 Financial Statements

22.  Changes in and Disagreements with    *
     Accountants on Accounting and
     Financial Disclosure


* Omitted from Prospectus because Item is inapplicable or answer is in the negative

                                  PROSPECTUS

                       CELL ROBOTICS INTERNATIONAL, INC.

                          481,250 Shares Common Stock
                         148,750 Common Stock Warrants

---------------------------------------------------------------------------

This is an offering of shares of the common stock of Cell Robotics International, Inc. which may be issued upon the exercise of warrants to purchase our common stock and shares of common stock and warrants being offered by persons who were issued shares of our common stock and warrants in a private offering. These persons are referred to in this Prospectus as "Selling Securityholders." Selling Securityholders holding warrants may sell the warrants or may sell the common stock covered by this Prospectus when they have exercised their warrants to purchase common stock. See the sections entitled "Selling Securityholders" and "Description of Securities."

Selling Securityholders may sell shares and warrants covered by this Prospectus at prices relating to prevailing market prices or at negotiable prices. Our common stock and warrants are currently traded over-the-counter and traded on the OTC Electronic Bulletin Board under the symbols "CRII" and "CRIIW," respectively. On October 14, 1999, the last reported bid and asked prices of our common stock were $2.03125 and $2.125, respectively, and the reported bid and asked prices for our warrants were $1.00 and $1.09375, respectively.

We will not receive any proceeds from the resale of the common stock or warrants. If the Selling Securityholders exercise their warrants, we will receive the exercise price and use the proceeds for working capital. For information regarding fees and expenses we may pay in connection with the registration of the common stock covered by this Prospectus, see the section entitled "Selling Securityholders."

               Investing in our common stock involves a high degree of risk. You should read the "Risk
               Factors" beginning on Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The Date of This Prospectus is October __, 1999.
----------------------------------------------------------------------------

                              Prospectus Summary


This summary highlights important information about our business and about the offerings. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read the entire prospectus.


                               About our Company

Please note that throughout this Prospectus the words "we," "our" or "us" refers to Cell Robotics International, Inc. and not to any of the Selling Securityholders.

We have developed and are involved in the manufacture and sale of four sophisticated medical laser products for scientific, clinical and personal uses. Our principal clinical and consumer product is a laser finger perforator, called the Lasette(-Registered Mark-) that is used by diabetics to test their blood for glucose levels. We sell the Lasette(-Registered Mark-) through an exclusive distribution agreement with Chronimed, Inc. ("Chronimed"), a leading supplier of medical products in the United States.

Our executive offices are located at 2715 Broadbent Parkway, N.E., Suites A-E, Albuquerque, New Mexico 87107. Our telephone number is (505) 343-1131.


                              About the Offering

This is an offering of shares of our common stock and warrants by persons who were issued shares of our common stock and warrants to purchase shares of our common stock. We are also registering the common stock which may be issued upon exercise of the warrants.

We refer to these persons as "Selling Securityholders" in this Prospectus. Selling Securityholders who were issued warrants may sell the warrants or may sell the shares of common stock covered by this Prospectus when they have exercised their warrants to purchase common stock. We are registering the common stock covered by this Prospectus in order to fulfill the obligations we have under agreements with the Selling Securityholders.

                            Summary Financial Data

Statement of Operations     Year Ended December 31, Six Months Ended June 30,
                           ------------------------  -----------------------
                               1997         1998         1998        1999
                           ------------  ----------- -----------  -----------

Total Revenues             $  1,037,723  $1,429,001  $   327,618  $  600,624
Operating expenses            2,795,491   2,269,263      637,789     584,930
Net loss                    (2,472,892)  (1,783,346)    (526,958)   (429,207)
Net loss applicable to
 common stockholders         (2,472,892) (1,783,346)    (526,958)   (429,207)
Basic and diluted loss
 per share                        (0.48)      (0.39)       (0.10)      (0.06)
Shares used in computing
 basic and diluted loss
 per share                    5,100,032    5,278,347   5,089,147   7,803,264


                                At December 31, 1998         At June 30, 1999
                                --------------------         ----------------
Balance Sheet Data
Working capital                        $ 1,738,339                $  955,409
Total assets                             2,583,052                 2,199,738
Shareholders' equity                     2,049,723                 1,419,062


                                 RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Please carefully consider the following risk factors, as well as the possibility of the loss of your entire investment, before deciding to invest in our securities.

We have a History of Operating Losses

     In the last two years, we have suffered operating losses. In the fiscal year ended December 31, 1998, we lost $2,057,573 and in the fiscal year ended December 31, 1997, we lost $2,472,892. In addition, for the six months ended June 30, 1999 and 1998, we reported losses of $429,207 and $526,958, respectively. We cannot be sure that we will have profitable operations in the future.

Our Medical Laser Products are New and Untested in the Market

     Our medical laser products, principally the Lasette(-Registered Mark-), have only recently obtained the necessary governmental approvals to permit us to begin sales. We cannot be sure that there exists a viable demand for this product which would permit us to operate profitably in the future. In addition, we know that others are working on the development of similar products which may have superior features to the Lasette(-Registered Mark-).

We will Require Additional Capital

     We cannot be sure that we will have enough capital to finance our business strategy. We will continue to require substantial additional funds for operating expenses, capital expenditures and product inventory. The timing and amount of this spending is difficult to predict accurately and will depend upon many factors. At this time, we have no commitments for any additional financing and we cannot be assured that any commitments can be obtained on terms acceptable to us, or at all. We may seek additional funds through public offerings or private placements of our equity securities.
These public offerings or private placements may not require the prior approval of our shareholders. If we raise additional funds by issuing equity or debt securities, further dilution to our shareholders could occur. Also, we may grant registration rights to investors purchasing our securities. Debt financing, if we can obtain it, may involve pledging some or all of our assets. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or to enter into arrangements that would require us to relinquish certain rights that we would not otherwise want to relinquish.

We have Limited Working Capital

     Because of our history of operating losses, we have limited working capital and, as a result, we suffer from some financial uncertainty.

We are Dependent upon our Employees

     We rely on key employees whose absence could adversely affect our ability to successfully complete our business strategy. Our future success will depend in large part on our ability to attract, motivate and retain highly qualified employees. The loss of the services of any of our key personnel could have a material adverse effect upon our operations and marketing efforts. While we have written employment agreements with our President, Ronald K. Lohrding, H. Travis Lee, Vice President of Sales and Marketing, and Craig T. Rogers, Vice President of Investor Relations, Secretary, Treasurer and Director, we cannot be sure that they will continue to serve the Company.

We have Only Limited Protection of our Technology

     We rely primarily upon a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our technology. Our laser based medical devices currently have little patent protection and our scientific research instruments have only limited patent protection. As a result, we do not enjoy much protection from intellectual property laws.

We may become Involved in Future Patent Litigation

     We have already been involved in patent litigation brought by a competitor which has been resolved to our satisfaction. However, we could be sued in the future by one or more additional competitors, in which event we will have to spend our limited capital in defense of our products rather than in developing, manufacturing and marketing our products.

Our Business is Highly Competitive

     We face significant competition from many companies, both public and private, that are involved in the development, manufacture and sale of products that have the same applications as our products. All of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we have and represent substantial long term competition for us. We may not be able to successfully compete against these competitors. In addition, our industry requires extensive research efforts in order to stay current with rapid technological changes and avoid product obsolescence. These efforts require substantial resources which we have been unable to obtain through profitable operations.

Our Products are Subject to Governmental Requirements

     All of our medical and scientific devices are subject to governmental regulation. The cost of complying with these regulations is significant, and our failure to meet or comply with existing or future regulations could have a material adverse effect upon our operations.

We have no Firm Contracts with our Suppliers

     Aside from our OEM agreement for manufacturing of the Professional Lasette(-Registered Mark-) and an annual supply contract with NTEC, we have no other written contracts with any of our suppliers or manufacturers or commitments from any of our suppliers or manufacturers to continue to sell us their products. As a result, there is a risk that any of our suppliers or manufacturers may discontinue selling their products to us for any reason. Although we believe that we can establish alternative sources for most of our components, any delay in locating or establishing new relationships with other sources could result in product shortages and back orders for the product with resulting loss of revenues.

Our International Sales Pose Additional Risks

     During 1998, our international sales represented approximately 35% of our total revenues. International sales have special risks associated with the economic or political instability of the countries in which we do business, uncertainties with respect to foreign laws and regulation and risks of currency fluctuations.

We have the Risk of Warranty Claims on our Products

     Our products are very complex and, given their use in the scientific and medical fields, pose the risk that any defect may result in warranty claims or product liability claims. These product liability or warranty claims could represent substantial liabilities in the future.

We may not be able to Manage our Growth if we are Successful

     If we are successful and are able to grow profitably, that growth could create certain additional risks. Growth can place additional burden on our management resources and financial controls. In addition, it will require us to continue to implement and refine our operating, financial and information management systems and to train, motivate and manage our employees. Our ability to attract and retain qualified people will have a significant effect on our ability to establish and maintain our position in the market, and our failure to do so could have a material adverse effect on our results of operations.

The Public Trading Market for our Common Stock is Illiquid and Highly Sporadic

     While there is a limited and sporadic public trading market for our common stock in the over-the-counter market, we cannot be sure that the market will improve in the future. As a result, the investors in our stock may not be able to liquidate their investment without considerable delay, if at all. If a more active market does develop, the price of our stock may be highly volatile. The over-the-counter markets for securities such as ours historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may also adversely affect the market price of our common stock.

Future Sales of our Common Stock Could Adversely Affect the Market

     Future sales of our common stock into the market may depress the market price of our common stock. We have issued common stock, options and warrants to purchase our common stock and preferred stock which was converted into our common stock. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

Future Issuances of our Common Stock Could Dilute Current Shareholders

     We have the authority to issue up to 12,500,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Future Sales of Preferred Stock Could also Adversely Affect the Market for our Common Stock

     We have the authority to issue up to 2,500,000 shares of preferred stock without shareholder approval. The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

We may Incur Expenses as a Result of the Year 2000 Problem

     The Year 2000 problem exists because many computer programs, embedded systems and components were designed to refer to a year by the last two digits of the year, such as "99" for "1999." Any of our computer programs that have date sensitive software may recognize a date using "00" as the year "1900" rather than the year "2000." This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, our temporary inability to process transactions, send invoices or engage in similar normal business activities. We have implemented a program to identify and address potential Year 2000 problems which is scheduled to be completed by November 1999. As a result of this program, we have upgraded some of our existing hardware and software and in some cases converted to new software. We believe these activities have mitigated potential Year 2000 problems that might affect our computer networks and other systems. Although we have contacted our suppliers, vendors and customers regarding Year 2000 issues, we have not yet fully determined the extent to which we are vulnerable to the failure of these third parties to remediate their own Year 2000 problems. In view of the foregoing, there can be no assurance that the Year 2000 problems will not have a material adverse effect upon our business, financial condition or results of operations.

                          CERTAIN MARKET INFORMATION

Price Range of our Common Stock and Warrants

     Our common stock and warrants are traded over-the-counter and quoted on the Bulletin Board on a limited and sporadic basis under the symbols "CRII" and "CRIIW," respectively. The reported high and low bid and asked prices for the common stock and warrants are shown below for the period through September 30, 1999. The prices presented are bid and asked prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions.

                                 Common Stock
                                 ------------
                                     Bid            Ask
                                     ---            ---

1998
First Quarter                      $2.250         $ 2.500
Second Quarter                     $1.375         $ 1.500
Third Quarter                      $1.063         $ 1.094
Fourth Quarter                     $2.469         $ 2.563

1999
First Quarter                      $1.906         $ 2.000
Second Quarter                     $1.938         $ 2.063
Third Quarter                      $1.875         $ 1.938


     The bid and ask prices of the common stock on October 14, 1999 were $2.03125 and $2.125, respectively, as quoted on the Bulletin Board. As of October 14, 1999, there were approximately 176 stockholders of record of the common stock.

                                   Warrants
                                   --------
                                     Bid            Ask
                                     ---            ---

1998
First Quarter                    $ 0.56250      $ 0.93750
Second Quarter                   $ 0.50000      $ 0.87500
Third Quarter                    $ 0.18750      $ 0.50000
Fourth Quarter                   $ 1.06250      $ 1.12500

1999
First Quarter                    $ 0.81250      $ 0.93750
Second Quarter                   $ 0.81250      $ 1.06250
Third Quarter                    $ 0.87500      $ 0.96875


     The bid and ask prices of the Warrants on October 14, 1999 were $1.00 and $1.09375, respectively, as quoted on the Bulletin Board. As of October 14, 1999, there were approximately five stockholders of record of the Warrants.

                            SELECTED FINANCIAL DATA

     We have set forth below certain selected financial data. This financial data was derived from the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and is qualified by reference to such Consolidated Financial Statements and the Notes thereto. The financial data for the six months ended June 30, 1998 and 1999 are derived from our unaudited consolidated financial statements. In our opinion, the consolidated financial statements for these periods include all adjustments necessary to present fairly the financial information for such periods.

                                Years Ended          Six Months Ended
                               December 31,              June 30,
                          ----------------------   ---------------------
                            1997         1998        1998        1999
                         -----------  ----------  ----------  ----------

Statements of Operations
  Data
 Revenues                $1,037,723  $1,429,001   $ 327,618   $ 600,624
 Cost of Goods Sold        (758,205) (1,027,538)   (243,336)   (449,472)
 Gross Profit               279,518     401,463      84,282     151,152
 Operating Expenses       2,795,491   2,269,263     637,789     584,930
 Operating Loss          (2,515,973) (1,867,800)   (553,507)   (433,778)
 Other Income (Expenses)     43,081      84,454      26,549       4,571
 Net Income (Loss)       (2,472,892) (1,783,346)   (526,958)   (429,207)
 Net (Loss) Per Share         (0.48)      (0.39)      (0.10)      (0.06)
 Average Common Shares
   Outstanding            5,100,032   5,278,347   5,089,147   7,803,264

                           December 31, 1998   June 30, 1999
                           -----------------   -------------
Balance Sheet Data
 Total Assets               $  2,583,052       $  2,199,738
 Working Capital               1,738,339            955,409
 Total Liabilities               533,329            780,676
 Accumulated Deficit         (15,908,421)       (17,275,177)
 Stockholders' Equity          2,049,723          1,419,062


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          RESULTS OF OPERATIONS OF CELL ROBOTICS INTERNATIONAL, INC.

     The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

Liquidity and Capital Resources -- June 30, 1999 compared to December 31, 1998

     In February 1998, we sold 460,000 Units in a registered offering to the public. Each Unit consisted of one share of Series A Convertible Preferred Stock, convertible into four common shares, and two common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share. Each Unit was sold at a price to the public of $8.25 resulting in gross proceeds of $3,795,000. The Unit price of $8.25 per Unit was based on the public trading price of the four shares of common stock issuable upon conversion of the preferred stock, which, on the effective date of the Registration Statement, was $1.938 per share, or $7.75, with each warrant being valued at $0.25 per warrant, resulting in the Unit price of $8.25. The value of each warrant was determined by the underwriter and was based on the difference between the public trading price of four shares of common stock on the Friday preceding the effective date of the Registration Statement, which was $7.75, resulting in a warrant value of $0.25 each. After consideration of the Underwriter's commission and discount and other offering costs, net proceeds to the Company were approximately $3.0 million.

     On July 30, 1998, we signed a development and distribution agreement with Chronimed, Inc. ("the Chronimed Agreement") for worldwide distribution of our Lasette(-Registered Mark-) laser finger perforator for the blood sampling for glucose testing market. The Chronimed Agreement includes a two-year, multi-million dollar minimum purchase commitment by Chronimed, pursuant to which Chronimed must purchase a minimum of 1,500 first generation Lasette(- Registered Mark-) devices (Professional Lasette(-Registered Mark-)) during year one, and a minimum of 5,000 second generation Lasette(-Registered Mark-) devices (Personal Lasette(-Registered Mark-)) during year two, subject to certain adjustments. The Chronimed Agreement also required Chronimed to make a capital investment in the Company consisting of a staged purchase of $600,000 of our common stock, contingent upon achievement of certain milestones related to the development by us of the Personal Lasette(-Registered Mark-) device. Chronimed's capital investment will be used for the development of the Personal Lasette(-Registered Mark-), a smaller Lasette(-Registered Mark-) designed to meet the needs of the home blood sampling for glucose testing market. The worldwide diabetic market is very large and continues to grow, but there can be no assurance the Lasette(-Registered Mark-) product will achieve market acceptance.

     In accordance with the terms and conditions of the Chronimed Agreement, Chronimed made its first equity investment in our Company on September 11, 1998. The $300,000 investment was made in the form of a stock purchase of 200,000 shares of our common stock. In March 1999, we shipped prototypes of the Personal Lasette(-Registered Mark-) to Chronimed as part of the exclusive distribution agreement. Chronimed was obligated to make an additional $150,000 investment in our Company upon acceptance of the prototypes. This transaction was completed on June 14, 1999. The final equity investment of $150,000 could be made based on us meeting certain future conditions set forth in the Chronimed Agreement.

     In July 1999, we completed a private placement with four investors. We sold 9.5 units, each unit consisting of 35,000 shares of common stock and 7,500 common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share. Each unit was sold at a price of $50,000, resulting in gross proceeds of $475,000. After consideration of the offering costs, net proceeds to us were approximately $460,000.

     Our current ratio at December 31, 1998, was 4.3:1, compared to a current ratio of 2.2:1 on June 30, 1999. This decrease in liquidity is primarily due to the use of capital raised from the Offering and Chronimed, Inc. stock issuance to fund our ongoing operating expenses. Total assets decreased from $2,583,052 at December 31, 1998 to $2,199,738 at June 30, 1999, a decrease of
$383,314, or 14.8%.

     The decrease in our current assets of $535,583, or 23.6%, was driven by the use of cash to fund our operating expenses. As a result, cash and cash equivalents decreased $703,845, or 51.2%. Accounts receivable increased $114,101, or 46.2% as a result of increased sales during the quarter ended June 30, 1999. Due to increased sales during the six month period ended June 30, 1999, product inventories were increased $77,720, or 14.8%, in preparation of future product deliveries. Other current assets decreased from $123,271 to $99,812 a decrease of 19.0%, due primarily to previously recorded deposits being recorded as capitalized tooling and equipment.

     Property and equipment, net, increased $159,405, or 58.4%, due primarily to deposits for and purchase of product tooling and molding, while other assets decreased from $38,490 to $31,354, a decrease of $7,136 or 18.5%.

     During the six month period ended June 30, 1999, our total liabilities increased from $533,329 to $780,676, or 46.4%. This increase was primarily due to accrued distributor commissions, and accounts and royalty payables. We did not have any long term liabilities at June 30, 1999.

     Our working capital decreased from $1,738,339 at December 31, 1998 to $955,409 at June 30, 1999, a decrease of $782,930, due primarily to the use of cash for continued operating expenses.

     We expect that cash used in operating activities will continue at the current level through the remainder of 1999. The timing of our future capital requirements, however, cannot accurately be predicted. Our capital requirements depend upon numerous factors, including, most notably, the market acceptance of our new laser-based medical devices. If the market demand for the new medical products is either greater or less than currently expected, we may require additional capital. Additional financing may include, but is not limited to, the sale of equity or debt securities. In addition, we are currently in discussion with a financial institution regarding a commercial line of credit. Until revenues from operations can be realized through future product sales, we may not have other sources of capital available to satisfy our cash requirements. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations, which could have a material adverse effect upon our business, financial condition and results of operation. We anticipate that our current working capital, potential increased future product sales, the final remaining equity investment per the Chronimed Agreement, the July 1999 private placement, and a supplemental equity line of credit or a debt financing will be sufficient to meet our operational obligations through fiscal 1999.

     Other than the foregoing, we know of no other trend, or other demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, a material impact on our the liquidity and capital resources.

Liquidity and Capital Resources - December 31, 1998 compared December 31, 1997

     Cash used in operations for the years ended December 31, 1998 and 1997 were $1,935,800, and $2,253,941 respectively. The primary reason for the decrease in cash used in operations during the year ended December 31, 1998, as compared to the prior period, is the decrease in product development and marketing expenses during that period.

     Cash provided by financing activities for the years ended December 31, 1998 and 1997 were $2,852,504 and $1,185,539 respectively. These figures reflect the equity financings discussed above.

     Our liquidity and capital resources continued to decrease during the year ended December 31, 1998, due primarily to our ongoing operating losses.

     Our current ratio at December 31, 1998 was 4.3:1, compared to a current ratio of 1.4:1 on December 31, 1997. This increase in liquidity is primarily due to the proceeds from the secondary offering completed in February 1998. Total assets increased from $1,979,847 at December 31, 1997 to $2,583,052 at December 31, 1998, an increase of $603,205 or 30.5%.

     The increase in our current assets of $802,118, or 54.6 %, was the result of an increase in cash and cash equivalents which rose from $623,572 at December 31, 1997, to $1,375,575 at December 31, 1998, an increase of $752,003 or 120.6%. This increase in cash and cash equivalents was primarily the result of the secondary offering completed in February 1998. An increase in accounts receivable of $22,717, from $223,856 at the end of 1997, to $246,573 at December 31, 1998 was primarily due to increased sales during 1998, but also reflects a more timely accounts receivable collection process. Inventory decreased in the amount of $59,784 or 10.2%, due to the increased workstation sales and laser-based medical devices.

     At December 31, 1998, our total current liabilities decreased $501,641, from $1,034,970 at December 31, 1997 to $533,329 at December 31, 1998.
Decreases in accounts payable of $275,467, or 45.7%, and royalties payable of $159,640, or 82.7 %, were directly related to payment of accounts payable from 1997 with the proceeds of the offering and renegotiated royalty agreements.

     As a result of the foregoing, our working capital increased from $434,580 at December 31, 1997 to $1,738,339 at December 31, 1998, an increase of $1,303,759. This increase was due almost exclusively to our equity financings discussed above.

Results of Operations -- Six months ended June 30, 1999 compared to the six months ended June 30, 1998

     Our total revenue increased $333,068, or 42.5% to $1,116,780 from $783,712 for the six month periods ended June 30, 1999 and 1998, respectively. Revenues from the sale of products during the six months ended June 30, 1999 were $1,065,549, as compared to $658,650 during the comparable period in 1998. This represents an increase in sales of 61.8%. However, gross margin realized on product sales during this period declined from 41.9% in 1998, to 29.1% during 1999. This reduction is due primarily to an introductory low margin associated with the laser-based medical devices introduced into our product mix.

     We also recognized $51,231 of revenue from Small Business Innovative Research grants during the six months ended June 30, 1999.

     Our loss from operations incurred during the six months ended June 30, 1999, was $866,393, as compared to an operating loss of $867,078 incurred during the same period in 1998. Total operating expenses increased $33,457, or 2.9%, from $1,143,196 to $1,176,653. Research and development expenses decreased $101,864 or 28.7% due primarily to new products moving through final design into manufacturing. General and administrative expenses increased $122,059, or 28.74%, reflecting an increase in legal, accounting, regulatory, investor relations and insurance fees. Marketing and sales expenses increased slightly by 3.7% or $13,262.

     During the six months ended June 30, 1999 other income and expenses decreased from a $45,408 net contribution to income during the period in 1998, to a $14,917 net contribution to income during the period in 1999.

     As a result of the foregoing, our net loss for the six months ended June 30, 1999 was $851,476, as compared to a net loss of $821,670 incurred during the comparable period of 1998. Based on the foregoing, and after including the payment of preferred stock dividends of $515,280, net loss applicable to the common shareholders was $1,366,756 for the six months ended June 30, 1999. During the comparable period in 1998, there were no preferred stock dividends to increase the net loss applicable to common shareholders. On a per share basis, this amounts to a $0.19 loss per weighted average outstanding share during the first six months of 1999, compared to a $0.16 loss per weighted average outstanding share during the first six months of 1998.

     Other than the foregoing, we know of no trends, or other demands, commitments, events or uncertainties that will result in, or are reasonably likely to result in, a material impact on our results of operations.

Results of Operations - Year ended December 31, 1998 compared to the Year ended December 31, 1997

     During the year ended December 31, 1998 our operating activities were limited to continuing efforts to complete the development of our laser-based medical devices and marketing of the Lasette(-Registered Mark-). Product sales for the period were generated from sales of our scientific research instruments and our clinical laser-based medical products. Total revenues from product sales and grant revenue increased 37.7% from $1,037,723 during the 1997 period to $1,429,001 during 1998. Research and development grant revenue increased from $158,233 during 1997 to $179,298 during 1998, an increase of 13.3%. Our gross profit realized on revenues generated during fiscal 1998 was $401,463, or 28.1% compared to a gross profit of $279,518, or 26.9%, realized during fiscal 1997.

     We believe that our increased product sales were driven by the successful introduction and subsequent market acceptance of our scientific research instruments and our new laser-based medical devices.

     Operating expenses incurred during fiscal 1998 were $2,269,263, a decrease of $526,228, or 18.8%, below fiscal 1997 operating expenses of $2,795,491. This decrease was principally attributable to a reduction in research and development expenses and marketing expenses associated with a new product launch.

     Research and development expenses decreased by $395,959, or 31.8%, due primarily to a reduction in professional design and engineering consulting fees required by our new medical products under development. Marketing and sales related expenses incurred during fiscal 1998 were $609,288, a decrease of $259,524, or 29.9%, below fiscal 1997 marketing and sales expenses of $868,812. Expenses related to the marketing of our Lasette(-Registered Mark-) line decreased as a result of the exclusive distribution agreement signed with Chronimed, Inc.

     General and administrative expenses increased, from $681,554 during the year ended December 31, 1997 to $810,809 for the year ended December 31, 1998, an increase of $129,255 or 19%. This increase was driven by our effort to obtain ISO 9001 certification, increased product liability premiums and enhanced investor relations activities.

     During the fiscal period ended December 31, 1998, other income and expenses increased from a $43,081 net contribution to income for the year ended December 31, 1997 to a $84,454 net contribution to income. This increase was due almost exclusively to interest earned on funds raised during a secondary public offering completed in February 1998.

     As a result of the foregoing, our net loss applicable to common shareholders for the year ended December 31, 1998 decreased by $415,319, or 16.8%, from a net loss applicable to common shareholders of $2,472,892 for the year ended December 31, 1997 to a net loss applicable to common shareholders of $2,057,573 for the comparable period ended December 31, 1998. This resulted in a net loss of $0.39 per share on 5,278,347 weighted average shares outstanding for the year ended December 31, 1998 compared to a net loss of $0.48 per share on 5,100,032 weighted average shares outstanding for the comparable period ended December 31, 1997.

Year 2000 Issue

     The Problem. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, any of our computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which, in turn, could result in system failures or miscalculations causing disruptions in the operations of the Company and the operations of our suppliers and customers.

     Our State of Readiness. We have instituted a Year 2000 Project. As part of the Company's Year 2000 Project, we have completed our evaluation of current computer systems, software and embedded technologies. The evaluation revealed that our network hardware and operating system, voice mail system, e-mail system, and accounting and manufacturing software were major resources that had Year 2000 compliance issues. These resources will need to be either replaced or upgraded. Fortunately, the identified systems and/or programs are "off-the-shelf" products with Year 2000 compliant versions now available.

     Our network, network operating system, e-mail system and accounting and manufacturing software have either been replaced or upgraded to Y2K compliant versions. Our voice mail system is scheduled to be replaced during the fourth quarter of 1999. Our PC's have had the current Y2K updates applied. Some software and hardware companies are still finding issues so there may be additional changes that will have to be made.

     We have determined that there should be no Year 2000 Issues for the products we have already sold, excluding issues associated with the Microsoft Windows95(-Registered Mark-) operating system which is incorporated into the Company's Workstation products. Customers who have purchased our Workstation products with the Microsoft Windows95(-Registered Mark-) operating system are being advised to apply the Y2K upgrade provided at no cost from Microsoft.

     As part of our Year 2000 Project, we have also contacted its significant suppliers, product distributors, and large customers to determine the extent to which we are vulnerable to those third parties' failure to remediate their Year 2000 compliance issues. To date, approximately ninety two percent (92%) of the suppliers contacted have responded, and of those responding, sixty seven percent (67%) have indicated that they have remediated their Year 2000 compliance issues. Of the distributors and large customers contacted, approximately sixty one percent (61%) have responded and of those, eighty one percent (81%) have indicated they are Year 2000 compliant. The Company will continue to contact its significant suppliers, product distributors, and large customers as part of its Year 2000 Project. However, there can be no guarantee that the systems of other companies on which our business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on us and our operations.

     The Costs to Address Our Year 2000 Issues. Expenditures in 1997 for the Year 2000 Project amounted to less than $7,500. Expenditures in 1998 were approximately $16,000. In 1999 we have spent approximately $7,500 for the Year 2000 Project. Management expects that completion of its Year 2000 Project may result in additional expenditures of approximately $20,000.

     The Risks Associated with Our Year 2000 Issues. Our failure to resolve Year 2000 Issues on or before December 31, 1999 could result in system failures or miscalculations causing disruptions in operations, including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom our business relies to timely remediate their Year 2000 Issues could result in disruptions in our supply of parts and materials, late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to our daily operations. While we believe our Year 2000 Project will adequately address our internal Year 2000 issues, and even though we have received responses from a significant number of our suppliers, product distributors, and customers, there can be no guarantee that the Year 2000 Issue will not have a material adverse effect on us and our operations.

     Our Contingency Plan. As part of our Year 2000 Project, we plan to retain the services of an outside consultant to verify and validate our Year 2000 compliance. Final Year 2000 verification and validation is scheduled to occur by November 1999. We are also developing Year 2000 contingency plans. The focus of these contingency plans will be to address the possibilities of third party failures, their effect on us and our ability to build our products and deliver services to our customers. While the contingency plans will address issues under our control, an infrastructure problem outside of our control or some combination of several of these problems could result in a delay in product shipments, depending on the nature and severity of the problems.

                                   BUSINESS

Overview

     We are a medical products company striving to enhance the quality-of-life through technology. In 1998, we introduced to market two new product lines, achieved major regulatory breakthroughs with both the FDA and the European Community, and greatly enhanced our marketing and sales base through the execution of certain key distribution and manufacturer's representatives agreements. Our product lines are as follows:

     1. The Lasette(-Registered Mark-), a compact, lightweight, portable skin perforator, has been designed to permit nearly painless sampling of capillary blood in both clinical (Professional Lasette(-Registered Mark-)) and home settings (Personal Lasette(-Registered Mark-)) for the purpose of subsequent glucose or all other screening tests.

     2. The In Vitro Fertilization (IVF) Workstation utilizes a microscope, computer-controlled stages and a solid-state laser to perform laser assisted hatching to enhance human assisted reproduction techniques (currently undergoing clinical trials in the United States).

     3. The Cell Robotics Workstation, a scientific research instrument, uses laser light to transform a microscope from a viewing device into a tool for physically manipulating and dissecting living cells in microspace.

History

     Cell Robotics, Inc. ("CRI") was organized in 1988 under the laws of the State of New Mexico to develop and commercialize optical trapping technology. The simplest optical trapping structure embodies the discoveries in the Lucent Patent as well as related technologies. In 1991, using funding provided by Mitsui Engineering & Shipbuilding Co., Ltd. ("Mitsui"), a Japanese corporation, CRI obtained a license covering the Lucent Patent and began developing instruments using optical trapping technologies.

     In February 1995, Intelligent Financial Corporation ("IFC"), the shares of which were publicly traded, acquired 100% of the issued and outstanding shares of common stock of CRI in a transaction treated as a reverse merger (the Acquisition), and subsequently changed our name to "Cell Robotics International, Inc."

Business Strategy

     Our business strategy is to develop unique products using core technology targeted at large markets in which we believe we can compete effectively. The key components of this business strategy include:

     DEVELOP UNIQUE TECHNOLOGY. Through our know-how and core technology, we strive to stay ahead of our competition by always having the best product within a given price range. We back this aggressive development strategy with patents, licenses and collaboration where appropriate.

     DEVELOP MARKET RECOGNITION. We plan to position our laser-based medical devices as the preferred technological solution to clearly-defined medical needs. We will further develop market recognition by using trademarked product names that can be clearly recognized by customers, such as Lasette(- Registered Mark-) and LaserTweezers(-Registered Mark-).

     ESTABLISH EXCLUSIVE DISTRIBUTION CHANNELS. For high volume products such as the Lasette(-Registered Mark-), we seek to enter into exclusive distribution agreements with well-established distributors of medical products to take advantage of existing distribution channels and name recognition. For low-volume, high-valued products we use direct distribution as well as arrangements with international distributors and manufacturer's representatives.

     RAPIDLY EXPAND CAPACITY TO ASSEMBLE PRODUCTS. We are rapidly expanding our manufacturing capacity to assemble all of our new laser-based medical devices. An OEM (Original Equipment Manufacturer) relationship with Big Sky Laser Technologies, Inc. will remain in place for production of the Professional Lasette(-Registered Mark-). All other products will be manufactured by us in our Albuquerque facility.

     Through the implementation of the foregoing, we hope to become a leader in the development and sale of technologically unique medical devices that respond to the rapidly increasing market demand for products that offer more effective, safer and less painful solutions than conventional procedures.

Products

     Lasette(-Registered Mark-)

     DESCRIPTION. The Lasette(-Registered Mark-) is a compact, lightweight, portable skin perforator that uses a laser to nearly painlessly pierce the skin on a fingertip to permit the taking of capillary blood samples for the purpose of subsequent glucose testing in the home-use market and all blood screening in the clinical market. The current Professional Lasette(-Registered Mark-) is approximately the size of a video cassette and consists of a battery-driven primary perforator unit with a charger. The next generation Lasette(-Registered Mark-), or Personal Lasette(-Registered Mark-), is currently under design and development and, when completed, will be approximately the size of a handheld cellular telephone and weigh 8 ounces.

     The Professional Lasette(-Registered Mark-) was cleared for sale into the clinical market in August 1997 and is a substitute for the stainless steel lancet now used for capillary blood sampling. The Professional Lasette(- Registered Mark-) has received FDA clearance for capillary blood sampling from all individuals, including diabetics, in both clinical and home settings. The FDA clearance for home-use of the Lasette(-Registered Mark-) for measuring glucose levels was granted on December 7, 1998. This was a landmark FDA approval because it was the first time any medical laser had been approved for home use. Although the current Professional Lasette(-Registered Mark-) can now be sold for home use, a smaller and less expensive Personal Lasette(- Registered Mark-) is under development that more clearly focuses on the large home-use market. Both the Personal and Professional Lasettes(-Registered Mark- ) require a disposable shield each time the laser is used.

     MARKETS-CLINICAL. The Lasette(-Registered Mark-) is a product that addresses the collection of capillary blood from fingertips, which according to industry data is a procedure that is performed approximately one billion times a year in homes, hospitals, clinics and doctors' offices. Capillary blood sampling is performed in virtually all clinical settings, including hospitals, dialysis clinics, blood banks, nursing facilities, home health agencies and physicians' offices. Data indicates that in the United States alone, there are 7,500 hospitals and 46,000 other clinical sites performing routine daily capillary blood sampling. Currently the most commonly used device for capillary blood sampling is the stainless steel lancet. In the hospital setting, inadvertent transmission of disease from accidental lancet sticks is a recognized problem. We believe that the Lasette(-Registered Mark-) can substantially reduce the pain and trauma involved in this procedure and the risk of inadvertent cross-contamination for both the clinician and the patient.

     MARKETS-HOME-USE. While we believe that the potential clinical market for the Lasette(-Registered Mark-) is significant, a substantially greater opportunity lies in the worldwide home-use market of persons afflicted with diabetes. Diabetics throughout the world are required to take capillary blood samples in order to monitor their blood sugar levels on average four times per day. The recurring finger sticks become painful and annoying when performed on a daily basis, causing many patients to test less frequently than prescribed by their physicians. In the United States alone, the American Diabetes Association (ADA) estimates that there are 10.3 million diabetics with approximately 4.7 million diabetics that are required to test their blood glucose multiple times per day. A one percent (1%) penetration rate of those diabetics would be 47,000 units, and a ten percent (10%) penetration rate would be 470,000 units. The world market is much larger. We cannot predict what penetration rate the Lasette(-Registered Mark-) product line will achieve.

     MARKETING AND DISTRIBUTION. On July 30, 1998, we signed an exclusive worldwide marketing and distribution agreement with Chronimed, Inc. The agreement with Chronimed includes a two-year, multi-million dollar minimum purchase commitment by Chronimed. The Chronimed agreement also requires Chronimed to make a capital investment consisting of staged purchases of $600,000 of our common stock, contingent upon achievement of certain milestones related to the development of the second generation Personal Lasette(-Registered Mark-) device. In accordance with the terms and conditions of its agreement with us, Chronimed made its first equity investment on September 11, 1998. The $300,000 investment was made in the form of a stock purchase of 200,000 shares of our common stock. Chronimed's capital investment is being used for the development of the second generation Lasette(-Registered Mark-). A second tranche of Chronimed's investment in the amount of $150,000 for 100,000 shares of common stock was completed in April 1999. The worldwide diabetic market is very large and continues to grow, but there can be no assurance the Lasette(-Registered Mark-) product will achieve market acceptance. A significant decrease in purchases by Chronimed, or the failure of Chronimed to comply with the terms of their agreements with us, could have a material adverse effect on our operations and future profitability.

     MANUFACTURING. In August 1996, we established a strategic development and production alliance with Big Sky Laser Technologies, Inc. ("BSLT"), an OEM manufacturer and developer of laser-based medical devices based in Montana. BSLT is a recognized laser OEM manufacturer that complies with FDA, ISO 9001 and other regulatory requirements. We are relying upon BSLT to manufacture the first generation Professional Lasette(-Registered Mark-). To this end, effective May 20, 1998, we entered into an OEM supplier agreement with Big Sky. Under the terms of this agreement, Big Sky has the exclusive manufacturing rights for the current model of the Professional Lasette(- Registered Mark-) and we have exclusive distribution rights, subject to certain minimum order requirements. Either party may terminate the agreement on 90 days written notice in the event of a material breach that is not cured within 30 days of receipt of notice. Otherwise, if not earlier terminated, the agreement terminates five years after execution. The Personal Lasette(- Registered Mark-) will be manufactured by us at our Albuquerque, New Mexico facility. We have instituted the record keeping, quality control, and production procedures needed to meet the requirements of the FDA MDQSR, ISO 9001, and EN 46001. The disposables for both the Personal and Professional Lasettes(-TM-) will be manufactured by Chronimed.

     COMPETITION. The Lasette(-Registered Mark-) represents a technological alternative to the traditional stainless steel lancet for routine capillary blood sampling. It eliminates the risk of cross-contamination and attendant indirect costs, and has been designed to reduce the pain, fear and anxiety associated with blood sampling. It also eliminates the cost and risk of lancet waste disposal.

     While each stainless steel lancet costs only pennies, we believe that by eliminating the associated indirect costs of their use described above, the Lasette(-Registered Mark-) can be successfully marketed by Chronimed at a retail price of $2,000 per unit. We plan to introduce a second generation Personal Lasette(-Registered Mark-) at a retail price of $1,000.

     The only other commercialized approach to laser-based capillary blood sampling that has come to our attention is a laser skin perforator developed by Transmedica (formerly Venisect). We are aware from industry sources, however, that the Transmedica laser is substantially larger than the Lasette(- Registered Mark-) and more costly.

     The development of new advanced technologies for determining and/or controlling glucose levels in diabetic patients is a focus of many corporate research and development efforts throughout the world. Several companies are developing glucose testing products based on non-invasive technologies, using skin patches and diode-pumped lasers. To our knowledge, none of these products have received FDA clearance for sale in the United States. However, if these products are cost effective, approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette(-Registered Mark-) and, as a result, on our business and financial condition.

     REGULATORY STATUS. The following regulatory clearances were obtained for the Lasette(-Registered Mark-):


Date                  Clearance
----                  ---------

August 7, 1997        Clearance for testing glucose and hematocrit in healthy
                      adult patients in a clinical setting
October 28, 1997      Clearance for testing glucose and hematocrit in
                      diabetic adult patients in a clinical setting
May 15, 1998          CE Mark testing complete for Lasette(-Registered Mark-)
June 29, 1998         Clearance for testing glucose and hematocrit in all
                      juveniles patients in a clinical setting
September 12, 1998    ISO 9001 / EN 46001 / Medical Device Directive
                      Certification
September 24, 1998    Clearance for use of all glucose meters with the
                      Lasette(-Registered Mark-)
October 30, 1998      Variance for Personal Lasette(-Registered Mark-) design
December 7, 1998      Clearance for home-use of the Lasette(-Registered Mark-
                      ) for glucose monitoring
December 16, 1998     FDA agrees with Personal Lasette(-Registered Mark-)
                      safety and efficacy
January 15, 1999      Clearance for all screening blood tests in a clinical
                      setting
March 5, 1999         Personal Lasette(-Registered Mark-)  testing for CE
                      Mark is pending
September 27, 1999    ISO 9001 / EN 46001 passed recertification audit


     In Vitro Fertilization Workstation

     DESCRIPTION. The IVF Workstation has three basic applications: first, to measure, assess and store in computer memory the various properties of a human egg to assess its suitability for fertilization; second, to mechanically inject sperm into an egg with a third party micro-manipulator; and third, to score the outer shell of a fertilized egg with a laser to facilitate "hatching" and promote embryo development and successful pregnancy. In the United States, FDA clearance is required for sale of the IVF Workstation. Clinical trials are underway under an approved investigational device exemption (IDE) from the FDA. In September 1998, our representatives met with the FDA to discuss a reduction in the size of the clinical trial. In March 1999, the FDA approved our request for a smaller clinical trial. We expect that the clinical trials could take a year or more to complete with no assurance that, once completed, the product will ever receive FDA clearance for sale in the United States. In May 1998, we received the CE Mark for this product, allowing the IVF Workstation to be marketed and sold in the European Community.

     The IVF Workstation is a computer-controlled multi-functional workstation that combines, for the first time, a technological solution to both the functional and informational requirements of clinicians working in the IVF environment. Utilizing a microscope, computer-controlled motorized stage, video camera, sophisticated laser-based technology and data storage and retrieval systems, the IVF Workstation permits standardized evaluation, measurement and diagnosis of eggs and embryos, sperm injection and laser-assisted embryo hatching in one integrated system. With its computer hardware and software, the IVF Workstation also permits the detailed cataloguing and documentation of each IVF procedure and the organization and retrieval of data and other information. We offer the IVF Workstation in various configurations.

     In vitro fertilization is a rapidly-growing area of human fertility treatment. However, success rates with current procedures vary significantly from clinic to clinic. The IVF Workstation is designed to improve success rates for clinics and IVF patients.

     MARKETS. The market for the IVF Workstation consists of the more than 1,300 clinics worldwide that treat infertility, approximately 300 of which are located in the United States. Worldwide these clinics conduct approximately 100,000 IVF treatment cycles a year. At an average cost of $5,000 per treatment cycle, it is estimated that over $500 million is spent annually for IVF procedures. It is believed that the IVF Workstation will substantially increase success rates and reduce the time and cost required to successfully complete a fertility treatment cycle, thereby increasing profits and revenue to the clinician.

     MARKETING AND DISTRIBUTION. The IVF Workstation received the CE Mark on May 15, 1998. We hope that the improved success rate experienced by foreign clinics will have the effect of stimulating interest in the product in domestic markets.

     Sales, service and installation of the IVF Workstation have been handled directly by our staff and manufacturers representatives. However, on September 13, 1999, we signed a development and distribution agreement with Hamilton Thorne Research to exclusively distribute, market and sell CRII's IVF technology. Current distribution agreements covering Switzerland, Germany, Denmark, Spain, Sweden, the United Kingdom, South Korea, and Brazil will be transferred to Hamilton Thorne Research. Since November 1998, six systems have been sold outside the United States.

     MANUFACTURING. We manufacture the IVF Workstation at our Albuquerque, New Mexico facility. We anticipate that we will be able to assemble and ship sufficient units to satisfy demand for the product. We also instituted the record keeping, quality control, and production procedures needed to meet the requirements of the FDA MDQSR, ISO 9001, and EN 46001.

     COMPETITION. We are not aware of any other product that combines all of the features and performance specifications of the IVF Workstation. Fertilase, a company in Switzerland, has introduced a product that provides laser-assisted hatching, but which does not offer all of the features found in the IVF Workstation. In addition, a German company, P.A.L.M., offers a system but it is thought that they use a different wavelength of laser light for laser assisted hatching.

     REGULATORY STATUS. Sales in Europe and other international markets began in November 1998 after we received the CE Mark for this product. The only functional component of the IVF Workstation that requires FDA clearance is the laser module used for laser-assisted hatching. Clinical trials of the IVF Workstation have begun under an FDA-approved Investigational Device Exemption
(IDE). There can be no assurance when, if ever, we will obtain FDA clearance for sales in the United States.

     Scientific Research Instruments

     APPLICATIONS OF THE RESEARCH INSTRUMENTS. Our microrobotic technology allows scientists to manipulate objects in microspace, upgrading the microscope from simply an instrument for observation to an interactive micro-laboratory. The scientific research instruments are designed to enhance the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. The technology can be used for cell separation, cell-cell interaction, microdissection, and intercellular manipulation of living cells. We have either demonstrated to ourselves that our products can be used for, or we are aware of others using similar products in, cancer research and immunology, neurobiology, assisted reproductive techniques and genome research.

     DESCRIPTION. In 1996, We introduced the computer-controlled Cell Robotics Workstations(-TM-) for optical trapping, micromanipulation and microsurgery. These workstations are based on our core LaserTweezers(-Registered Mark-), LaserScissors(-TM-), CellSelector(-TM-) and SmartStage(-Registered Mark-) technologies. The functionality of the Cell Robotics Workstations(-TM-) has been improved through the addition of computer control, providing more powerful and user-friendly features such as interactive software with mouse or keyboard control, unique motorized stage and motorized focus drive providing motion in three directions. The Cell Robotics Workstation integrates our scientific research instruments into a complete computer-controlled optical trapping and ablation workstation.

     MARKETS. Principal markets for our scientific research instruments are colleges, universities, research laboratories, biotechnology and pharmaceutical companies, and commercial laboratories currently conducting biological research. Our marketing strategy is to identify key scientists who are engaged in specific research applications for which our instruments are particularly well-suited.

     In the United States, the research market consists of approximately 108,000 research biologists working in 2,400 institutions. We specifically target users of inverted microscopes, for which there were approximately 10,000 existing users in 1996 and approximately 1,000 new purchases made annually in the United States and Canada. Worldwide, the installed base of inverted microscopes was approximately 33,000 in 1996, with 3,000 additional new sales annually.

     MARKETING AND DISTRIBUTION. While we intend to focus our marketing efforts on the distribution and sale of our laser-based medical devices, we will continue to promote and market our scientific instruments through direct sales, dealers, representatives and distribution arrangements. We have a distribution agreement with MEIWA granting MEIWA exclusive distribution rights for our scientific research instruments in Japan for a term of ten years expiring in September 2005. We also expanded our domestic and international distribution channels, and now distributors in 17 countries are starting to sell the scientific research instruments.

     MANUFACTURING. Our manufacturing approach for the Cell Robotics Workstation(-TM-) attempts to minimize the capital outlay by outsourcing parts to machine shops and circuit board companies, and completing all final assembling and testing at our Albuquerque, New Mexico facility to ensure the quality of the final products. We plan to continue to use this approach with our new and current products. We began work on ISO compliance in January 1997 and received our ISO 9001 certification in September 1998.

     COMPETITION. Competitors for the Cell Robotic Workstation(-TM-) include P.A.L.M., a German company making both laser trapping and laser cutting instruments, S&L Microtest, a German company making multi-trap and custom trapping instruments, and Sigma Koki, a Japanese company. We believe that our Cell Robotics Workstation(-TM-) offers more features at a better price than any of these competitors.

     REGULATORY STATUS. We received the CE Mark for our scientific research instruments in September 1997. This product line does not currently require other regulatory clearances.

Competition in General

     The industry in which we compete with our laser-based medical devices is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including both large organizations as well as several specialized laser-based medical device companies are engaged in activities similar to that of ours. In addition, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and to protect technologies that they have developed, some of which will be directly competitive with us. All of our competitors have substantially greater financial, research and development, human and other resources than us.

     We believe we have certain technological advantages in producing the compact, low-cost laser design utilized in the Lasette(-Registered Mark-). However, part of our cost advantage is dependent in part upon our ability to maintain our relationship with the supplier of the crystals used in the manufacture of our lasers. Alternative sources of supply for the crystals, while available, would increase the production cost of our product and reduce its competitive advantage.

     The development of new advanced technologies for determining and/or controlling glucose levels in diabetic patients is a focus of many corporate research and development efforts throughout the world. Several companies are developing glucose testing products based on non-invasive technologies, using skin patches and diode-pumped lasers. To our knowledge, none of the products have been successfully commercialized or received FDA clearance for sales in the United States. However, if these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette(-Registered Mark-), and, as a result, on our business and financial condition.

     We believe that our success is highly dependent upon our ability to obtain distribution agreements for the sale of our new laser-based medical devices and create additional internal sales and marketing resources. Although several distribution agreements are in place, there can be no assurance that we can achieve these goals.

     We believe that the principal factor affecting our competitive position is the suitability of our instruments for, and performance in, a particular application. Because of the highly specialized nature of our markets, such traditional competitive factors as price, delivery, upgradability and support are less significant. We face potential competition from a number of established domestic and international companies, all of which have vastly greater engineering, manufacturing, marketing and financial capabilities than us. Our ability to compete successfully in existing and future markets will depend on elements both within and outside our control, including, but not limited to, our success in market penetration, protection of our products by effective utilization of intellectual property laws, including full exercise of our patent rights, improvements in product quality and reliability, ease of use, price, diversity of product line, efficiency of production, the rate at which customers incorporate our instruments into their products, product introductions by our competitors and general domestic and international economic conditions.

Intellectual Property

     We rely primarily on the ability to rapidly develop new generations of technology from our core technology and a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. Our laser-based medical devices currently have little protection and our scientific research instruments have only limited patent protection. Since there is little patent protection currently afforded our laser-based medical laser devices, there can be no assurance that other patent holders or other third parties will not claim infringement by us or our licensors with respect to current and future technology. Because United States patent applications are held and examined in secrecy, it is also possible that presently pending United States patent applications will eventually issue with claims that might be infringed by our products. There can be no assurance that additional competitors, in the United States and in foreign countries, many of which have substantially greater resources than us, and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products. We are aware of several patents held by third parties that relate to certain aspects of our products. There can be no assurance that these patents would not be used as a basis to challenge our current or future patents, to limit the scope of our patent rights or to limit our ability to obtain additional or broader patent rights.

     A United States patent concerning the use of a laser for blood sample collection is held by a former employee of the Russian Academy of Science now residing in San Diego (the "Tankovich Patent", US 5165418, issued 24 Nov. 92, priority date 02 Mar. 92). Becton Dickinson Corporation, a leading producer of blood collection products, had licensed this patent in December of 1995. Becton Dickinson has participated with a San Diego laser technology company, JMAR, in the reportedly now abandoned development of a product for laser skin perforation. We have acquired a formal legal opinion, which finds the Tankovitch Patent invalid and unenforceable due to public disclosure of the laser perforation concept in the international scientific literature, as well as public commercialization of primitive perforator products in the former USSR, as early as October 1990. The Tankovitch Patent is the subject of formal re-examination in the United States Patent and Trademark Office as the result of a petition made by Transmedica in August 1996. No results of the re-examination case have been published to date.

     The Lasette(-Registered Mark-) product was originally developed using the multifaceted crystal resonator ("MCR") technology acquired from Tecnal Products, as more fully described below. Subsequently, we have advanced the laser design employed in this product and have sought, or are preparing to seek, continuations of existing patents and/or new patents protecting those designs. One result of this effort was the granting of a new patent from the United States Patent and Trademark Office ("PTO"). This patent covers proprietary aspects of both current and projected future models of the Lasette(-Registered Mark-). Patents covering other aspects of the Lasette(- Registered Mark-) are currently pending in the PTO and World Patent Office.

     The IVF Workstation is not currently protected by any specific issued patents; however, we have submitted an application to the PTO and World Patent Office seeking protection for certain laser design aspects of the system. We will also seek to protect certain data-processing aspects of the system.

     The commercial success of our laser-based medical devices will depend, in part, upon our ability to protect and defend our intellectual property rights and the competitive advantages that those rights offer to its products. There can be no assurance that we will be successful in these efforts.

     Patents and Licenses

     In 1991, we obtained a non-exclusive license covering the Lucent Patent and, using funding provided by Mitsui, began developing instruments using those technologies. In 1994, the license with Lucent was converted from non-exclusive to exclusive. To reduce the minimum payments required under the Lucent agreement, in 1998, that agreement was converted back to non-exclusive.

     The LaserTweezers(-Registered Mark-) application of the Cell Robotics Workstation was based upon an exclusive patent license from AT&T, now known as Lucent Technologies, Inc. At least two European companies have developed and are marketing products which we believe violate Lucent's patents. To date, Lucent has elected not to pursue patent infringement claims against these companies and their distributors, and under the terms of the original Lucent license, we cannot compel Lucent to initiate any proceedings.

     As a result of the foregoing, as of June 30, 1998, we and Lucent agreed to amend the Lucent license. Specifically, the Lucent license was changed from an exclusive to non-exclusive license with the royalty payments increasing from five percent (5%) to seven percent (7%) of the value of each product sold utilizing the patented technology. However, the minimum annual royalties under the Lucent license will be reduced to a flat $35,000 per year for the term of the Lucent license. Notwithstanding the foregoing amendments to the Lucent license, there can be no assurance that we will be able to increase sales of the Cell Robotics Workstation(-TM-) to a level that renders the product economically viable.

     TECNAL PATENTS. On January 10, 1996, we acquired from Tecnal Products, Inc., a subsidiary of Lovelace Scientific Resources, Inc., one (1) United States patent known as the Multifaceted Crystal Resonator patent, ("MCR Patent"), which expires March 1, 2014, one (1) patent application pursuant to which a patent was subsequently issued, which expires August 29, 2014, and one foreign patent application and a strategic license. These acquisitions comprised a package of technological assets covering two laser products: a low-cost, high-power solid-state laser that eliminates many of the delicate optical components required by conventional solid-state lasers, and a laser perforator. The MCR Patent was originally developed under the license agreement with NTEC of Russia. The advanced laser design of the MCR Patent and other related technology developments can be used in a variety of laser-based applications, including skin resurfacing (facial wrinkle removal), laser dentistry, eye surgery and other medical and industrial procedures. While these technologies were used in early versions of the Lasette(-Registered Mark-) and the RevitaLase(-TM-), we have now developed our own technology for these products.

     We acquired the MCR Patent and other technological assets in consideration of cash payments in the amount of approximately $15,000, the issuance of an aggregate of 17,500 shares of common stock and the grant of 1% royalty on future net revenue based upon the technology, with a lifetime maximum royalty of $20,000. An ongoing obligation in the form of a 2% royalty payable to NTEC on all Lasette(-Registered Mark-) sales for perforation know-how also exists.

     OTHER PATENTS. We have also been issued two (2) United States patents related to our Cell Robotics Workstation(-TM-), but which we do not currently use. These patents expire July 23, 2012. One patent covers three dimensional mechanical staging and the other a specialized chamber for the LaserTweezers(- Registered Mark-), neither of which is used in the Cell Robotics Workstation(- TM-). In addition, we are in the process of preparing, and will be submitting, applications for design patents associated with the IVF Workstation. However, the IVF Workstation is not currently covered by any of our existing patents.

     Because of rapid technological developments in the industries in which we compete and the broad and rapidly developing patent coverage, our patent position is subject to various uncertainties and may involve complex legal and factual issues. Consequently, although we hold certain patents, we are licensed under other patents and are currently prosecuting additional patent applications, there can be no assurance that patents will be issued from any pending or future applications or that claims allowed by any existing or future patents issued or licensed to us will not be challenged, invalidated or circumvented, or that any rights granted thereunder will provide adequate protection to us. Moreover, we may be required to participate in interference proceedings to determine the priority of inventions, which could result in substantial costs to us. Further, while we believe, based upon our research and investigations, as well as those of our advisors, including patent counsel, that none of our products infringe upon the domestic or foreign patent rights, or other intellectual property rights, of third parties, there can be no assurance that we will not be required to defend against future infringement claims of third parties. Such additional litigation could represent a substantial commitment of our limited capital resources, including both funds and human resources, without any assurance that we will ultimately prevail on the merits. As a result, the potential of such litigation could represent a material adverse effect upon our future financial condition and results of operations.

     Other Intellectual Property

     In addition to our patent rights, we rely upon certain proprietary know-how in our product development and manufacturing process and have entered into employee and third party nondisclosure agreements to protect our proprietary technology. In addition, we have developed distinctive trademarks for both our laser-based medical devices and our scientific research instruments which we believe constitutes valuable intellectual property rights. We have obtained federal registrations for LaserTweezers(-Registered Mark-), SmartStage(-Registered Mark-) and Lasette(-Registered Mark-), modules of our Cell Robotics Workstation(-TM-). We have not obtained federal registrations for LaserScissors(-TM-), CellSelector(-TM-), RevitaLase(-TM-), or IVF Workstation. While we intend to apply for these registrations, to date we have made application only for LaserScissors(-TM-). However, there can be no assurance that federal registrations for these trademarks will be issued or, if issued, the degree of protection that they will afford. In the absence of federal registration, we rely on common law rights for our trademarks.

Research and Development

     Our success will depend in large part upon our ability to enhance existing products and to continue developing new products incorporating the latest improvements in laser technology. Accordingly, we are committed to investing significant resources in research and development activities.

     During the years ended December 31, 1998, and December 31, 1997, we spent approximately $849,166 and $1,245,125, respectively, on internal research and development programs. As of December 31, 1998, four of our scientists and engineers were engaged primarily in research and development activities. The majority of funds expended by us for our internal research and development activities was derived from sales of capital stock and short-term borrowings from our principal stockholder, Mitsui, and the sale of securities in 1995, 1996, 1997, 1998 and 1999. We do not have any research arrangements with outside R&D firms and do not anticipate entering into development arrangements with third parties in the foreseeable future. We do not currently perform any research and development under contract to third parties except for Small Business Innovative Research ("SBIR") grants from the federal government. These include a Phase II grant from the National Cancer Institute (NCI) of the National Institutes of Health (NIH). The award funds two years of development of a proprietary laser instrument for semi-automated single cell sorting. The total award over two years is approximately $727,000, of which approximately $411,597 has been received to date. The receipt of this award should facilitate our goal of developing a single cell analysis workstation which could aid in the understanding of cancer cells and viruses. Proceeds from this award will be used to expand the current capabilities of the Cell Robotics Workstation and LaserTweezers(-Registered Mark-) technology.

     While we are actively engaged in the development of potential future products from our core technology, these products are essentially extensions of the current product lines. There can be no assurance that any of these programs will be continued or completed. Even if these products are successful, we do not expect to introduce any resulting new products for at least six months, and there can be no assurance that any such products will be commercially successful.

Government Regulation-Product Approval Process

     We are subject to a variety of government regulations pertaining to various aspects of our marketing, sales and manufacturing processes. We have been successful in obtaining many of the regulatory clearances that are required to market and sell its products, however additional clearance for broader markets will be required, of which there can be no assurance.

     For research applications, our products are subject only to safety regulations by the FDA. However, the European Community ("EC") has recently required that the scientific research instruments receive the CE Mark before they can be exported to the EC. We have received the CE Mark for the Cell Robotics Workstation(-TM-) and all of its modules in September 1997. We have also received the CE Mark for the Professional Lasette(-Registered Mark-) and IVF Workstation.

     In the United States, our medical instruments are subject to rigorous regulation under federal and state statutes and regulations governing the testing, manufacture, safety and efficacy, labeling, record keeping, approval, advertising and promotion of our products. Product development and approval within this regulatory framework may take many months and may involve the expenditure of substantial resources. In addition to obtaining FDA clearances for each product, each manufacturing establishment must be registered with, and approved by the FDA and be certified to meet ISO 9001 and EN 46001 requirements.

     The FDA has separate review processes for medical devices that must be followed before such products can be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification ("510(k) Notification") of the manufacturer's intention to commence marketing of the product at least 90 days before the product will be introduced for clinical use. We must then wait for the FDA to clear the device for marketing. Among other things, the manufacturer must establish in the 510(k) Notification that the product to be marketed is "substantially equivalent" to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) procedure, the manufacturer must file a Pre-Market Approval Application ("PMA"). The PMA requires more extensive pre-filing testing than the 510(k) procedure and involves a significantly longer FDA review process.

     As Class II devices, both RevitaLase(-TM-) and Lasette(-Registered Mark-) were eligible to qualify under the Section 510(k) procedure. The RevitaLase received FDA clearance within a few months without clinical trials. The Lasette(-Registered Mark-), on the other hand, required approximately one year to obtain our first FDA clearance, limited to clinical use with healthy adults, due to the required extensive clinical trials. FDA clearance for use of the Lasette(-Registered Mark-) for adult diabetics in clinical settings was issued in October 1997, for use by juveniles in clinical settings was issued in June 29, 1998, for home use for testing glucose on December 7, 1998 and for all blood screening tests used in a clinical setting on January 15, 1999.
Thus we can now market the Lasette(-Registered Mark-) for essentially all applications in the United States which require capillary blood for blood screening. The IVF Workstation, as a Class III device insofar as laser-assisted hatching is concerned, was not eligible for the Section 510(k) procedure and requires complete Pre-Market Approval. The IVF Workstation was granted an Investigational Device Exemption (IDE) and is in the process of completing detailed clinical trials, which may take more than two years in their entirety. However, while marketing in the United States must await FDA clearance which is likely not to occur for at least one year, we have the right to market the IVF Workstation in Europe and most foreign countries since it is not deemed a medical device in these jurisdictions. Nevertheless, as an electronic laser-based product, actual shipments of the IVF Workstation to the EC require the CE Mark which we received in 1998.

     For marketing outside of the United States, we or our prospective licensees will be subject to foreign regulatory requirements governing clinical trials and marketing approval for the products. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. Although we have employees experienced in the EC and other regulatory procedures, we do not currently have any facilities or employees outside of the United States. In some cases we rely on our strategic partners in foreign markets to satisfy the regulatory requirements imposed by those jurisdictions.

Employees

     At September 1, 1999, we had 16 full-time employees and three part-time employees. Of the full-time employees, four were principally engaged in product development, five in manufacturing, including quality control, two in marketing and sales and the balance in administration and finance. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have experienced no work stoppages and believe that our employee relations are good. We believe that our success will depend, in part, on our continuing ability to attract and retain qualified technical, marketing and management personnel.

Facilities

     Our facilities are located in approximately 12,000 square feet in Albuquerque, New Mexico. This facility contains our executive and administrative offices, as well as our assembly, production, testing, storage and inventory functions. The lease covering the facility requires monthly payments of approximately $9,000, subject to a 3% annual increase, and has been renegotiated to terminate in 2002. We believe that this facility is adequate for its present and near-term requirements. Our equipment, fixtures and other assets located in the facility are adequately insured against loss.

Legal Proceedings

     We are  not engaged in any legal proceedings.

                                  MANAGEMENT


Directors, Executive Officers and Key Employees

     The names, positions and ages of our Directors, executive officers and key employees are as follows:


Name                          Age    Position(1)
----                          ---    ----------

Dr. Ronald K. Lohrding        58     President, Chief Executive Officer and
                                     Chairman of the Board
Craig T. Rogers               37     Vice-President of Investor Relations,
                                     Secretary, Treasurer and Director
Jean M. Scharf                37     Chief Financial Officer and Controller
H. Travis Lee                 40     Vice-President of Sales and Marketing
Richard Zigweid               51     Vice-President Manufacturing
Michael Wolf                  57     Vice-President Engineering
Connie Hoy                    46     Regulatory Affairs and Quality Manager
Dr. Larry Keenan              52     Product Manager, CR Workstation
Dr. Jerome Conia              39     Product Manager, IVF Workstation(-TM-)
                                     and Chief Scientist
David Costello                40     Product Manager, Professional Lasette(-
Registered Mark-)
Mark T. Waller (2)            49     Director
Dr. Raymond Radosevich (2)    61     Director
Dr. Debra Bryant (2)          48     Director
Ron E. Ainsworth (2)          47     Director


----------------

(1)  There exists no family relationship between any officer or director.

(2) Independent directors. We will maintain at least two (2) independent directors on the board of directors.

     DR. RONALD K. LOHRDING. Dr. Lohrding has served as our Chief Executive Officer, President and Chairman of the Board since February 23, 1995. He co-founded the wholly-owned subsidiary, Cell Robotics, Inc. ("CRI"), in 1988 and has served as the Chairman, President and CEO since incorporation. He has over 20 years of management experience. He received his Ph.D. in mathematical statistics from Kansas State University in 1969. Dr. Lohrding worked at Los Alamos National Laboratory (LANL) as an R&D manager and as a scientist from 1968 to 1988. He served as LANL's Assistant Director for Industrial and International Initiatives, Deputy Associate Director for Environment and Biosystems, as well as Program Director for Energy, Environment and Technology, among other senior management positions. Concurrently, he has been a general partner in seven successful real estate partnerships, two of which are still currently active. Other than for us, Dr. Lohrding does not currently serve as a director of any other reporting company.

     CRAIG T. ROGERS. Mr. Rogers has served as our Secretary, Treasurer and as a Director since 1995, and as Vice President for Investor Relations since January 1997. From 1991 until 1995, he served as the Chief Executive Officer, President and a Director of IFC. As a result of the acquisition by IFC of Cell Robotics, Inc., Mr. Rogers resigned as the Chief Executive Officer and President of IFC and, in February 1995, concurrently was appointed Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Rogers served as Chief Financial Officer until January 8, 1997. Mr. Rogers served as Chief Operating Officer of the Rockies Fund, Inc. from July 1993 to October 1, 1996. The Rockies Fund Inc., a Colorado Springs, Colorado-based business development company regulated under the Investment Company Act of 1940, makes investments in and managerial assistance available to, certain eligible portfolio companies. From April 1988 to June 1991, he also served as Chief Financial Officer for DMA Computer Solutions, a general partnership operating four Connecting Point franchise stores. Mr. Rogers received a Bachelor of Arts Degree in Business/Economics from Colorado College in 1984. Other than for us, Mr. Rogers does not currently serve as a director of any other reporting company.

     MARK WALLER. Mr. Waller has served as a Director since February 1995. Since 1990, Mr. Waller has been President and founder of BridgeWorks Capital, a sole proprietorship which arranges public and private financing for and provides public relations services to client companies. Mr. Waller was Interim President and Director of Totem Health Sciences, Inc., a Canadian medical products and research company, from 1988 to 1990. Other than for us, Mr. Waller does not currently serve as a director of any other reporting company.

     DR. RAYMOND RADOSEVICH. Dr. Radosevich was elected to the Board of CRI in 1992. From 1985 to 1989, he was Dean of the Anderson School of Management at the University of New Mexico. Dr. Radosevich recently retired from active teaching. Prior to his retirement, he was a Professor of Management, specializing in business strategy and the management of technology. In addition, he taught a course in Technology Entrepreneurship and lectured on the subject nationally and internationally. Dr. Radosevich earned his Ph.D. from Carnegie-Mellon University, a B.S. in Mechanical Engineering and an M.S. in Industrial Engineering from the University of Minnesota. Other than for us, Dr. Radosevich does not currently serve as a director of any other reporting company.

     DR. DEBRA BRYANT. Dr. Bryant was elected to the Board in July 1997. She is President, CEO and majority stockholder of Humagen Fertility Diagnostics, Inc., which is the largest manufacturer of micropipets for the worldwide in vitro fertilization market. In 1984, Dr. Bryant joined Humagen, Inc. as a Senior Scientist. In 1991, Dr. Bryant purchased the fertility diagnostics division of Humagen, Inc. and founded Humagen Fertility Diagnostics, Inc. Dr. Bryant received her Ph.D. in Medical Microbiology from Bowman Gray School of Medicine, Wake Forest University and completed a NIH postdoctoral fellowship in molecular biology at the University of Virginia.

     RON E. AINSWORTH. Mr. Ainsworth was elected to the board in April 1999 and is a Founder and Managing Partner of The Trenwith Group. Formed in 1981, The Trenwith Group has been involved in over 300 corporate financing transactions and in excess of $1 billion dollars in invested capital. Mr. Ainsworth is also a Managing Director of Trenwith Securities, Inc., a registered NASD Broker-Dealer. Mr. Ainsworth's duties with Trenwith Securities, Inc. include management and development of the co-underwriting programs, initial public offerings, follow-on equity offerings, and high yield debt offerings. Mr. Ainsworth is also one of three managing partners of Trenwith Holdings. Ltd, a partnership formed with Rockefeller Trust and Rockvest Capital, with $100 million of committed capital. Trenwith Holdings invests in LBOs, MBOs, Relap Mezzanine and Pre IPOs. Mr. Ainsworth's primary responsibilities with the partnership include developing and investing in middle market companies. Mr. Ainsworth currently holds equity investments in 25 operating companies and received his degree from the University of Northridge.

     The executive officers of the Company are elected annually at the first meeting of our Board of Directors held after each annual meeting of Shareholders. Each director is elected to serve for a term of one (1) year until the next annual meeting of shareholders or until a successor is duly elected and qualified. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by our ByLaws. There are no family relationships among directors.

     During the fiscal year ended December 31, 1998, outside Directors received no cash compensation for their services as such, however they were reimbursed their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors. No officer receives any additional compensation for his services as a Director, and we do not contribute to any retirement, pension, or profit sharing plans covering our Directors. We do, however, maintain a group health insurance plan and retirement plan for our employees, and those Directors who are also employees are eligible to participate in each plan.

     During fiscal 1998, we had standing Audit, Compensation and Nominating Committees of the Board of Directors. The only member of the Audit Committee was Mark Waller. During 1998, the Audit Committee held no formal meetings. No member of the Audit Committee receives any additional compensation for his service as a member of that Committee.

     During fiscal 1998, the Compensation Committee consisted of Dr. Raymond Radosevich, Dr. Debra Bryant and Mark Waller. During 1998, the Compensation Committee held no formal meetings. No member of the Compensation Committee receives any additional compensation for his service as a member of that Committee.

     During fiscal 1998, the Nominating Committee consisted of Ronald K. Lohrding, Ph.D. and Craig Rogers. During 1998, the Nominating Committee held no formal meetings. No member of the Nominating Committee receives any additional compensation for his services as a member of that Committee.
     During fiscal 1998 three (3) meetings of our Board of Directors were held, which meetings were attended by all members of the Board of Directors.

Significant Employees

     JEAN M. SCHARF. Ms. Scharf was appointed Chief Financial Officer and Controller in August 1997. From April 1995 to August 1997, she served as the Controller for TPL, Inc., a $7 million defense and private sector contractor. From April 1984 to September 1994, she was employed by Applied Technology Associates and with SAIC. She has also owned her own financial software consulting business since 1994. She has a B.A. degree in business with an accounting specialty from the University of New Mexico and is currently working on an M.B.A. degree.

     H. TRAVIS LEE. Mr. Lee was appointed Vice-President of Sales and Marketing in January 1997. During 1996, Mr. Lee was responsible for International Marketing and Business Development at LaserScope Surgical Systems, San Jose, CA, a $70 million manufacturer of surgical laser systems. From February 1994 to September 1996, he was Vice President for Marketing at Heraeus Surgical Inc., a $30 million manufacturer of surgical lasers and other medical products. He held senior management, marketing and sales positions with Medasonics, Inc. and Xintec Corporation from 1991 to 1994. Mr. Lee received his B.S. degree from San Jose State University in Graphic Design.

     RICHARD ZIGWEID. Mr. Zigweid, Vice President of Manufacturing, joined us in August 1996. Mr. Zigweid was Manufacturing Manager at Olympus America from May 1994 to August 1996. He served as engineering manager at Bausch & Lomb and as engineering manager and manufacturing engineer at Baxter Healthcare from December 1988 to February 1994. He received his B.S. degree from the University of Wyoming in Mechanical Engineering.

     MICHAEL WOLF. Mr. Wolf, Vice President of Engineering, joined us in June 1991, and has been principally responsible for designing the Company's flagship products. He served as Senior Engineer at Amtech Systems Corp. and spent 24 years at LANL in various technical positions beginning in 1967. He has authored over 30 technical papers, holds 13 United States patents, and has been the lead designer on four projects that were awarded the R&D 100 Award, signifying one of the 100 most significant technological advances of the year.

     CONNIE HOY. Ms. Hoy, Regulatory Affairs and Quality Assurance Manager, joined us in January 1997. She served as Compliance Officer for Tissue Technologies, Inc., a skin resurfacing laser manufacturer and wholly-owned subsidiary of Palomar Medical Technologies, Inc. during 1995 and 1996, where she achieved FDA Medical Device Quality System compliance, European market permission, and ISO 9000 registration for Tissue Technologies' skin resurfacing laser systems. From 1986 to 1995, Ms. Hoy was responsible for regulatory affairs at the "O" Company, a dental implant company. Ms. Hoy received her B.A. degree from the University of New Mexico.

     DR. LARRY KEENAN. Dr. Keenan, Product Manager, Cell Robotics Workstation(-TM-) joined us in January 1993 and has been Product Manager for the Cell Robotics Workstation(-TM-) since July, 1997. Dr. Keenan was the Regional Sales Manager of BioRad for the confocal microscope product line of BioRad from 1991 through 1992. He received his Ph.D. in Biological Sciences at the University of California at Irvine and was an Associate Research Scientist in Neurobiology at Yale University.

     DR. JEROME CONIA. Dr. Conia joined us in May 1992 as a Scientist and has been the In Vitro Fertilization Workstation Product Manager since May 1996 and Chief Scientist since November 1998. He has authored several scientific papers on optical trapping and scissoring and is the principal investigator on several SBIR grants. He received his M.S. in Embryology, Cellular Biology, and Physiology from the University of Paris, and his Ph.D. in Specialty Life Science from the University of Orsay, Paris, France. He also was a post-doctoral fellow in the Genetics Group at the LANL from March 1989 until May 1992.

     DAVID COSTELLO. Mr. Costello, Product Manager of the Professional Lasette(-Registered Mark-), joined us in August 1996. From February 1994 to September 1995, he was founder and Executive Vice-President of Tecnal Products, Inc. From May 1992 to February 1994, he was Technology Development Program Manager at Lovelace Scientific Resources. His qualifications include five patents in medical optics, experience in regulatory development of new clinical products, and a M.S. degree in Biomedical Engineering from Texas A&M University.

Technical Advisory Board

     We have voluntarily formed a Technical Advisory Board (the "Advisory Board ") whose members are chosen by the Board of Directors based upon their individual technical and scientific expertise in areas related to our business. In consideration of their services as members of the Advisory Board, each member has been granted non-qualified stock options exercisable to purchase 6,000 shares of common stock at exercise prices ranging from $1.75 per share to $2.50 per share. Members of the Advisory Board receive no other compensation for their services, which consist of approximately one day per year devoted to our business. The following persons currently serve as members of the Advisory Board:

     Dr. Michael Berns is President, Beckman Laser Institute and Professor of Cell Biology at the University of California.

     Dr. Steven Chu is a winner of the 1997 Nobel Prize in Physics and a Professor of Physics at Stanford University.

     Dr. Steven Block is Associate Professor of Molecular Biology at Princeton University.

     Dr. Paul Jackson is a Molecular and Plant Biologist at a national laboratory.

     Dr. Wilfried Feichtinger is at the Institute for Fertility in Vienna, Austria and was the recent chairman of the IXth World Congress on In vitro Fertilization and Assisted Reproduction.

     Dr. Charles Bracker is the G. B. Cummins Distinguished Professor, Department of Botany and Plant Pathology, Purdue University.

     Dr. Robert Stevenson is a biotech consultant in marketing and acquisitions.

     Dr. Otis Peterson is a laser expert and an inventor of the Alexandrite
Laser.

Director Compensation

     During the fiscal year ended December 31, 1998, outside Directors did not
receive any   cash compensation or other remuneration for their services.
However, they were reimbursed their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as our Directors.

     Directors who are also executive officers receive no additional compensation for their services as our Directors.

Executive Compensation

     The following table and discussions summarizes all compensation earned by or paid to our Chief Executive Officer ("CEO") and the other most highly compensated executive officers for all services rendered in all capacities to us and our subsidiaries for each of our last three fiscal years. However, no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus is less than $100,000.

                                                  TABLE 1
                                        SUMMARY COMPENSATION TABLE
                                                                       Long Term Compensation
                                                                 ----------------------------------
                                    Annual Compensation(1)              Awards           Payouts
                                  --------------------------     ---------------------   -------
                                                      Other                                         All
                                                     Annual      Restricted                        Other
Name and                                             Compen-        Stock                 LTIP    Compen-
Principal                Year     Salary    Bonus    sation       Award(s)    Options/   Payouts  sation
Position                 Year       ($)      ($)     ($)(2)          ($)        SARs       ($)      ($)
---------------         -------  --------   -----   ---------    ----------   --------   -------  ------

Ronald K. Lohrding,       1998   $123,125    $-0-     $3,843        -0-         -0-        -0-      -0-
President                 1997   $123,000    $-0-     $3,840        -0-         -0-        -0-      -0-
                          1996   $115,000    $-0-     $3,623        -0-       25,000       -0-      -0-

H. Travis Lee,(1)         1998   $109,579    $-0-     $3,570        -0-         -0-        -0-      -0-
Vice President            1997   $109,500    $-0-     $3,570        -0-       74,174       -0-      -0-
Marketing and Sales

------------------------------


(1)  Mr. Lee's employment with the Company began in January, 1997.

Employment Agreements

     We have entered into written Employment Agreements, having terms of five
(5) years each, with Dr. Lohrding and Craig T. Rogers, the Company's Vice President of Investor Relations. The Employment Agreement with Dr. Lohrding provides for Dr. Lohrding to serve the Company as its Chairman, President and CEO, on a full-time basis, for a minimum base salary of $100,000 per year. During fiscal 1998, Dr. Lohrding was paid a base salary of $123,125. The Employment Agreement with Mr. Rogers originally provided for his serving as Chief Financial Officer, Secretary and Treasurer, on a part-time basis, for a minimum base salary of $27,000 per year. Effective January 8, 1997, Mr. Rogers resigned as Chief Financial Officer; however, he remains as our Vice President of Investor Relations, Secretary and Treasurer on a part-time basis. Mr. Rogers was paid a base salary of $41,042 during fiscal 1998. We also have a written employment agreement with Mr. H. Travis Lee, Vice President of Marketing and Sales. Under Mr. Lee's agreement, he receives a base salary of $109,500 per year; provided, however, that either we or Mr. Lee may terminate the employment relationship upon 45 days' prior written notice in the event a change in control occurs. In such instance, we are obligated to pay Mr. Lee his then prevailing total annual compensation in 12 monthly installments.

     During fiscal 1992, we adopted a Stock Incentive Plan (the "Plan"). Pursuant to the Plan, stock options granted to eligible participants may take the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not qualify as ISO's (Non-Qualified Stock Options or "NQSO's"). As required by
Section 422 of the Code, the aggregate fair market value of our common stock with respect to ISO's granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSO's. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of our common stock on the date of grant. The exercise price of an NQSO may be set by the administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety (90) day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either the Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or the Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 1,500,000 shares of our common stock is reserved for issuance under the Plan.

     At December 31, 1998, the Company had granted a total of 1,031,820 Incentive Stock Options under the Plan consisting of 680,850 Incentive Stock Options exercisable at prices ranging from $1.375 per share to $1.875 per share, and 350,970 Non-Qualified Stock Options ("NQSO's"), which NQSO's have been issued to members of the Advisory Board and other Company advisors, and to certain members of the Board of Directors, and are exercisable at prices ranging from $1.75 per share to $3.563 per share. All options have been issued with exercise prices at or above market value on the date of issuance.

     The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:


                                    TABLE 2
                          Option/SAR Grants for Last
                        Fiscal Year - Individual Grants

                          Number of   % of Total
                         Securities  Options/SARs
                         Underlying   Granted to     Exercise
                        Options/SARs Employees in     or Base    Expiration
       Name              Granted (#)  Fiscal Year  Price ($/Sh)     Date
----------------------  ------------ ------------  ------------  ----------

Ronald K. Lohrding           -0-          -0-           -0-          -0-

H. Travis Lee                -0-          -0-           -0-          -0-

---------------------

                                                    TABLE 3

                              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                         AND FY-END OPTION/SAR VALUES
                             ----------------------------------------------------
                                                                                          Value of
                                                                     Number of           Unexercised
                                                                    Unexercised         In-the-Money
                                                                   Options/SARs         Options/SARs
                                                                   at FY-End (#)      at FY-End ($) (1)

                        Shares Acquired       Value Realized        Exercisable         Exercisable/
Name                    on Exercise (#)             ($)           (Unexercisable)       Unexercisable
----------------        ---------------       --------------      ---------------     -----------------

Ronald K. Lohrding            -0-                   -0-              308,333/             $146,016/
                                                                      316,667             $198,359

H. Travis Lee                 -0-                   -0-               24,725/             $28,582/
                                                                      49,449               $57,163

------------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the common stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The closing bid price of our common stock at fiscal year end 1998 was $2.531.

Indemnification and Limitation on Liability of Directors

  Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the former or present official position of the person, which indemnity extends to any judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transaction with President and CEO

  In February 1998, we sold in a public offering units consisting of one share of Series A Convertible Preferred Stock, each convertible into four common shares, and two common stock purchase warrants. Each unit was sold at a price to the public of $8.25. In conjunction with this offering, we granted a stock option to our President and CEO, Ronald K. Lohrding, Ph.D., pursuant to which the Company granted to Dr. Lohrding non-qualified stock options exercisable to purchase, in the aggregate, 450,000 shares of our common stock at an exercise price equal to 25% of the unit offering price, or $2.0625 per share. 150,000 of Dr. Lohrding's options vested and became exercisable on the closing of the public offering. The balance of Dr. Lohrding's options will vest on November 30, 2002, subject to the following early vesting criteria:

  1. 150,000 options will vest and become exercisable thirty days after the end of any quarter in which we report pre-tax income of at least $50,000; and

  2. 150,000 options will vest and become exercisable upon reporting our first fiscal year with net income of at least $500,000.

  The foregoing option is exercisable by Dr. Lohrding to purchase shares of the Company's common stock at an exercise price of $2.0625 per share for a period of 36 months from each respective vesting date, but in no event later than February 2, 2003 (the "Expiration Date").

  Any transactions between us and our officers, directors, principal stockholders, or other affiliates have been, and will be, on terms no less favorable to us than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of our independent, disinterested directors.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by us to be the beneficial owner of five (5%) percent or more of our common stock, all Directors individually and all Directors and Officers as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

            Amount and
            Name and Address                 Nature of
Title       of Beneficial                    Beneficial       Percent
Class       Owner                            Ownership        Class(1)
-----       ----------------                 ----------       --------

Common      Ronald K. Lohrding(2)            616,667          7.60%
 Stock      c/o Cell Robotics, Inc.
            2715 Broadbent Parkway, NE
            Albuquerque, NM  87107

   "        Craig T. Rogers(3)               133,767          1.71%
            4465 Northpark Drive
            Colorado Springs, CO  80907

   "        Mark Waller, Director(4)         215,000          2.70%
            1820 North Shore Road
            Lake Oswego, OR  97304

   "        Dr. Raymond Radosevich(5)        21,000            .27%
            c/o Cell Robotics, Inc.
            2715 Broadbent Parkway, NE
            Albuquerque, NM  87107

   "        Dr. Debra Bryant(6)              12,500            .11%
            c/o Cell Robotics, Inc.
            2715 Broadbent Parkway, NE
            Albuquerque, NM  87107

   "        Ron E. Ainsworth (7)                  0              0%
            c/o Cell Robotics, Inc.
            2715 Broadbent Parkway, NE
            Albuquerque, NM  87107

   "        Mitsui Engineering &(8)          409,406          5.26%
              Shipbuilding Company, Ltd.
            405 Park Avenue, Suite 501
            New York, NY  10022

   "        All Officers and Directors       1,178,814        13.77%
            as a Group (9 persons)

--------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them within sixty (60) days of the date of this Prospectus are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Includes Incentive Stock Options exercisable to purchase 150,000 shares of common stock at an exercise price of $1.75 per share, and Incentive Stock Options exercisable to purchase 25,000 shares of common stock at an exercise price of $1.875 per share, issued under our 1992 Stock Incentive Plan. Also includes Non-Qualified Stock Options exercisable to purchase 150,000 shares of common stock at an exercise price of $2.0625 per share, issued to Dr. Lohrding as part of our registered public offering of securities which was declared effective by the Commission in February, 1998 (the "Public Offering"). Does not include Lohrding Options exercisable to purchase 300,000 shares of our common stock issued to Dr. Lohrding in anticipation of the Public Offering which are subject to future vesting.

(3) Mr. Rogers exercises the sole voting and investment power with respect to 67,100 shares of common stock. Also includes 10,000 shares of common stock owned of record by Leslie Rogers, Mr. Roger's wife. Also includes Incentive Stock Options exercisable to purchase 56,667 shares of common stock at an exercise price of $1.375 per share issued under our 1992 Stock Incentive Plan.

(4) Represents Non-Qualified Stock Options exercisable to purchase, in the aggregate, 200,000 shares of common stock at $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 15,000 shares of common stock at an exercise price of $2.81 per share. Does not include Non-Qualified Stock Options exercisable to purchase 5,000 shares of common stock which are subject to future vesting.

(5) Reflects Non-Qualified Stock Options exercisable to purchase 6,000 shares of common stock at an exercise price of $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 15,000 shares of common stock at an exercise price of $2.81 per share. Does not include Non-Qualified Stock Options exercisable to purchase 5,000 shares of common stock which are subject to future vesting.

(6) Includes Non-Qualified Stock Options exercisable to purchase 7,500 shares of common stock at an exercise price of $3.563 per share. Does not include Non-Qualified Stock Options exercisable to purchase 7,500 shares of common stock which are subject to future vesting.

(7) Does not include Non-Qualified Stock Options exercisable to purchase 20,000 shares of common stock which are subject to future vesting.

(8) Mitsui Engineering & Shipbuilding Company, Ltd., a Japanese corporation ("Mitsui"), is the record owner and exercises the sole power to vote and invest 409,406 shares of our common stock.

                            ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock and common stock warrants to be sold by the Selling Securityholders and issued pursuant to the exercise of the warrants. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference rooms maintained by the Commission and on the Commission's website as described above.

                          FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

     * changes in general economic and business conditions affecting our industry;

     *    changes in our business strategies; and

     *    the level of demand for our products.

     In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that we will achieve our objectives and plans.

                                NO SAFE HARBOR

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by certain existing public companies, does not apply to our offerings.


                            SELLING SECURITYHOLDERS

     The Selling Securityholders are offering to sell 332,500 shares of our common stock and 148,750 warrants covered by this Prospectus. None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

     Of the securities being offered, all 332,500 shares of our common stock and 71,250 of the warrants were sold to the Selling Securityholders in our recently completed private offering. We issued the balance of the warrants as compensation for services.

     The following table lists the Selling Securityholders eligible to sell shares of common stock and warrants under this Prospectus, the number of shares beneficially owned by each Selling Securityholder prior to this Offering, and the maximum number of shares and warrants each Selling Securityholder may sell under this Prospectus. We will not receive any of the proceeds from the sale of our common stock or warrants by the Selling Securityholders. The number of shares and warrants owned by each Selling Securityholder after the Offering will depend upon the number of shares and warrants actually sold by each Selling Securityholder.


                   Number of      Maximum     Maximum    Number of
                    Shares       Number of   Number of    Shares
                 Beneficially  Shares to be  Warrants  Beneficially
                  Owned Prior     Sold in      to be    Owned after
                to Offering(1)   Offering      Sold      Offering   Percent
                 -------------   ---------   ---------   ---------  -------

Paulson Investment
 Company, Inc.(2)  1,035,405      210,000      75,000     750,405    11.8%
Paul Bardacke (3)    100,000       70,000      30,000         -0-       0%
Thomas Pennello       42,500       35,000       7,500         -0-       0%
Scott Weber (4)       23,750       17,500       6,250         -0-       0%
GL Investment Group,
 Inc. (5)             20,000          -0-      20,000         -0-       0%
Jean Ellen Canavan
 (6)                   2,000          -0-      10,000       2,000      nil

----------------

(1) The number of shares indicated includes shares acquired directly from us by the Selling Securityholders as well as shares which are issuable upon the exercise of warrants held by the Selling Securityholders.

(2) Paulson Investment Company, Inc. is an investment banking firm that has served as our underwriter in both of our public offerings. They have also served as a placement agent in our private placements. For their services as our underwriter and placement agent, we have paid to Paulson Investment Company, Inc. various fees as well as issued to them our securities including shares of common stock, preferred stock and warrants. Prior to the recently completed private offering, Paulson Investment Company, Inc. owned 165,405 shares of our common stock and warrants exercisable to purchase an additional 585,000 shares of our common stock. It purchased three units in the private offering, consisting of 210,000 shares of common stock and 40,000 warrants. Of the warrants being offered, 30,000 warrants were issued to Paulson Investment Company, Inc. for services in connection with the Company's recently completed private offering.

(3) Mr. Bardacke is an attorney who has provided services for which we have issued to him an additional 15,000 warrants.

(4) Mr. Weber is an investment banker and broker/dealer who served as one of our placement agents in our private placement for which we issued to him 2,500 warrants.

(5) GL Investments Group, Inc. served as one of our placement agents in our private placement for which it received 5,000 warrants and, in addition, it has provided for us various investment banking services for which we have issued to it an additional 15,000 warrants.

(6) Ms. Canavan served as a placement agent in our private offering for which she received 10,000 warrants.

     We will pay all expenses to register the shares, except that the Selling Securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

     We have agreed to indemnify the Selling Securityholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act, as amended, in connection with this Offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                USE OF PROCEEDS

     We will not receive any proceeds when Selling Securityholders sell shares of common stock or warrants under this Prospectus. We have received proceeds from the sale of the common stock and warrants and may receive proceeds from the exercise of the warrants.

     If we receive proceeds from the exercise of warrants, it will be used for general working capital purposes.

                             PLAN OF DISTRIBUTION

     This Prospectus covers the sale of shares of common stock pursuant to the exercise of outstanding warrants held by the Selling Securityholders as well as the resale by those Selling Securityholders of those warrants and additional shares of our common stock which they have already purchased from us.

     Selling Securityholders may sell their shares of common stock and warrants either directly or through a broker-dealer or other agent at prices related to prevailing market prices or negotiated prices, in one or more of the following kinds of transactions:

     *    Transactions in the over-the-counter market;

     * Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Securityholders and purchasers, or otherwise.

     Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares and warrants to someone else on behalf of a Selling Securityholder. Broker-dealers may charge commissions to both Selling Securityholders selling common stock and warrants, and purchasers buying shares and warrants sold by a Selling Securityholder. If a broker buys shares directly from a Selling Securityholder, the broker may resell the shares and warrants through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

     To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

     In addition to any other applicable laws or regulations, Selling Securityholders must comply with regulations relating to distributions by Selling Securityholders, including Regulation M under the Securities Exchange Act of 1934, as amended.

     Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their common stock and warrants. Some states may also require Selling
Securityholders to sell their common stock only through broker-dealers.

                           DESCRIPTION OF SECURITIES

     We are authorized to issue up to 12,500,000 shares of $.004 par value common stock and up to 2,500,000 shares of $.04 par value preferred stock. As of September 30, 1999, 7,888,591 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

     Each holder of our common stock is entitled to one vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of common stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

     We are authorized to issue up to 2,500,000 shares of $.04 par value preferred stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time to time by our Board of Directors without further stockholder approval. In establishing a series, our Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     Although we currently do not have any plans to designate a series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of common stock. Common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

Warrants

     We have issued in the past four different sets or classes of warrants, each of which is exercisable by the owner to purchase our securities. The following is a summary of those different classes of warrants:

     PLACEMENT AGENT'S WARRANTS. In connection with a private offering that we did in 1995, we issued to Paulson Investment Company, Inc. warrants to purchase
11.5 private units at a price of $25,000 per unit. Each unit is comprised of 20,000 shares of our common stock and 10,000 Class A Warrants. Warrants to purchase 6.8 units expire on August 30, 2000 and warrants exercisable to purchase the remaining 4.7 units expire on September 18, 2000.

     REPRESENTATIVE'S WARRANT. In connection with the offering that we completed in 1998, we issued to Paulson Investment Company, Inc. which served as our underwriter, another warrant to purchase 40,000 public units at a price of $9.90 per unit. Each public unit now consists of four shares of our common stock and two Public Warrants described below. The representative's warrant expires on February 2, 2003.

     CLASS A WARRANTS. In connection with our private placement in 1995, we issued to investors in that offering Class A Warrants each exercisable to purchase a share of our common stock at a price of $1.75 per share. The Class A Warrants expire on December 31, 2000. In 1998, we exercised our right to call for redemption all of the outstanding Class A Warrants because we had registered the exercise of those warrants with the Commission and our public trading price had been more than $3.50 per share for at least ten consecutive trading days. As a result of a redemption call, a vast majority of the persons holding the Class A Warrants exercised the warrants and those warrants that were not exercised were redeemed by the Company. We currently have no Class A Warrants outstanding; however, we may issue up to 115,000 additional Class A Warrants in the event Paulson Investment Company, Inc. exercises its Placement Agent's Warrant described above.

     PUBLIC WARRANTS. In connection with the offering in 1998, we issued 1,157,576 public warrants, each exercisable to purchase a share of our common stock at $2.40 per share. The public warrants expire on February 2, 2003. We have the right to call the public warrants for redemption in the event our public stock price equals or exceeds $4.80 per share for at least ten consecutive trading days and we have in effect a current registration statement covering the exercise of the warrants. In such event, holders of the public warrant will have a 30 day notice period in which to exercise the warrants, and any warrants not exercised will be redeemed by us at a redemption price of $.25 per warrant. The warrants covered by this Prospectus which are owned by the Selling Securityholders are the same class of warrants as the public warrants.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

Reports to Shareholders

     We intend to furnish annual reports to shareholders which will include audited financial statements reported on by our certified public accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Neuman & Drennen, LLC of Boulder, Colorado. Clifford L. Neuman, a partner in the firm of Neuman & Drennen, LLC, is the beneficial owner of 12,150 shares of the Company's common stock.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the two year period ended December 31, 1998, have been included herein in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in auditing and accounting.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     This index relates to the consolidated financial statements set forth in this Prospectus of Cell Robotics International, Inc.

Independent Auditors' Report of KPMG LLP                             F-2

Audited Consolidated Financial Statements for
  Fiscal Year Ended December 31, 1998 and 1997

  Consolidated Balance Sheets                                        F-3

  Consolidated Statements of Operations                              F-4

  Consolidated Statements of Stockholders' Equity (Deficit)          F-5

  Consolidated Statements of Cash Flows                              F-6

Notes to Consolidated Financial Statements                           F-7

Unaudited Consolidated Financial Statements for
 Periods Ending June 30, 1999 and December 31, 1998

  Consolidated Balance Sheets                                       F-18

  Consolidated Statements of Operations for the Three
    Months ended June 30, 1999 and June 30, 1998                    F-19

  Consolidated Statements of Operations for the Six
    Months ended June 30, 1999 and June 30, 1998                    F-20

  Consolidated Statements of Cash Flows                             F-21

Notes to Consolidated Financial Statements                          F-22

                         Independent Auditors' Report



The Board of Directors and Shareholders
Cell Robotics International, Inc.


We have audited the accompanying consolidated balance sheets of Cell Robotics International, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




Albuquerque, New Mexico

March 24, 1999

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                          Consolidated Balance Sheets
                          December 31, 1998 and 1997

                                                1998           1997
                                           ------------     -----------
Assets
Current assets:
  Cash and cash equivalents                $  1,375,575   $    623,572
  Accounts receivable, net of allowance
    for doubtful accounts of $1,841 in 1998
    and 1997                                    246,573        223,856
  Inventory                                     526,249        586,033
  Other                                         123,271         36,089
                                           ------------     -----------
     Total current assets                     2,271,668      1,469,550
  Property and equipment, net (note 3)          272,894        194,654
  Deferred offering costs (note 9)                    0        248,372
  Other assets, net (note 4)                     38,490         67,271
                                           ------------     -----------
     Total assets                          $  2,583,052   $  1,979,847
                                           ============     ===========
 Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                         $    327,686   $    603,153
  Payroll related liabilities                   144,188        149,726
  Royalties payable                              33,510        193,150
  Other current liabilities                      27,945         88,941
                                           ------------     -----------
     Total current liabilities                  533,329      1,034,970
Short-term loan refinanced subsequent to
   balance sheet date (note 9)                        0        500,000
                                           ------------     -----------
     Total liabilities                          533,329      1,534,970
                                           ------------     -----------
Stockholders' equity (notes 5 and 9):
  Preferred stock, $.04 par value. Authorized
    2,500,000 shares, 465,533 and zero shares
     issued and outstanding at December 31,
    1998 and 1997, respectively                  18,622              0
  Common stock, $.004 par value.
     Authorized 12,500,000 shares, 5,739,248
       and 5,245,414 shares issued and
       outstanding at December 31, 1998
       and 1997, respectively                    22,957         20,982
  Additional paid-in capital                 17,916,565     14,037,243
  Accumulated deficit                       (15,908,421)   (13,613,348)
                                           ------------     -----------
     Total stockholders' equity               2,049,723        444,877
                                           ------------     -----------
Commitments  (notes 6 and8)                $  2,583,052   $  1,979,847
                                           ============     ===========

         See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Operations
                For the years ended December 31, 1998 and 1997

                                                1998           1997
                                            ------------   ------------

Product sales                              $  1,249,703   $    879,490
Research and development grants                 179,298        158,233
                                            ------------   ------------
     Total revenues                           1,429,001      1,037,723
                                            ------------   ------------

Product cost of goods sold                     (848,240)      (599,153)
SBIR direct expenses                           (179,298)      (159,052)
                                            ------------   ------------
     Total cost of goods sold                (1,027,538)      (758,205)
                                            ------------   ------------

     Gross profit                               401,463        279,518
                                            ------------   ------------
Operating expenses:
  General and administrative                    810,809        681,554
  Marketing & Sales                             609,288        868,812
  Research and development                      849,166      1,245,125
                                            ------------   ------------
     Total operating expenses                 2,269,263      2,795,491

     Loss from operations                    (1,867,800)    (2,515,973)
                                            ------------   ------------
Other income (deductions):
  Interest income                                85,429         32,004
  Interest expense                                 (975)          (723)
  Other                                               0         11,800
                                            ------------   ------------
     Total other income                          84,454         43,081
                                            ------------   ------------
     Net loss                                (1,783,346)    (2,472,892)
                                            ------------   ------------
Preferred stock dividends                      (274,227)             0
                                            ------------   ------------
Net loss applicable to common shareholders $ (2,057,573)  $ (2,472,892)
                                            ============   ============
Weighted average common shares
  outstanding, basic and diluted              5,278,347      5,100,032
                                            ============   ============
Net loss applicable to common shareholders
  per common share, basic and diluted      $      (0.39)  $      (0.48)
                                            ============   ============


         See accompanying notes to consolidated financial statements.

                                    CELL ROBOTICS INTERNATIONAL, INC.
                                             AND SUBSIDIARY
                             Consolidated Statements of Stockholders' Equity
                             For the years ended December 31, 1998 and 1997

                                 Preferred Stock      Common Stock
                               ------------------- -------------------      Paid-in     Accumulated
                               Shares    Amount    Shares      Amount       Capital       Deficit
                               ------   ---------  -------    --------    ----------    -----------

Balance at December 31,
 1996                                -   $     -  5,003,414   $ 20,014   $13,327,672  $(11,140,456)
Issuance of shares at $3.25,
Less costs of offering               -         -    200,000        800       629,700             -
Exercise of stock options            -         -     42,000        168        79,871             -

Net loss for 1997                    -         -          -          -             -    (2,472,892)
                               --------   -------   --------    -------    ----------   -----------

Balance at December 31,
 1997                                -         -   5,245,414     20,982   14,037,243   (13,613,348)

Issuance of units at $8.25,
 less costs of offering        460,000    18,400          -          -     3,009,104             -
Exchange of outstanding
common shares for units         78,788     3,152   (200,000)      (800)      235,148      (237,500)
Options issued for services          -         -          -          -        60,688             -
Conversion of series A
 preferred stock               (73,255)   (2,930)   293,020      1,172         1,758             -
Stock dividend paid on
series A preferred stock             -         -    200,614        803       273,424     (274,227)
Issuance of shares at $1.50          -         -    200,000        800       299,200             -

Net loss for 1998                                                                  -    (1,783,346)
                              ---------  --------  ---------   --------  ------------  ------------

Balance at December 31,
 1998                          465,533  $ 18,622  5,739,248   $ 22,957   $17,916,565  $(15,908,421)
                               ======== ========= ==========  =========  ============ =============

                       See accompanying notes to consolidated financial
                                         statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                For the years ended December 31, 1998 and 1997

                                              1998             1997
                                          ------------     -------------

Cash flows from operating activities:
  Net loss                                 $(1,783,346)   $(2,472,892)
Adjustments to reconcile net loss
  to net cash used in operating
  activities:
     Depreciation and amortization             115,242        119,914
     Amortization of options issued
       for service                              53,409              0
       Increase in accounts receivable         (22,717)      (154,011)
       Decrease(increase) in inventory          59,784       (177,860)
       Increase in other current assets        (79,903)       (16,968)
       Increase (decrease) in accounts
         payable and payroll related
         liabilities                           (57,633)       239,751
       Increase (decrease) in other current
         liabilities and royalties payable    (220,636)       208,125
                                            -----------    -----------
  Net cash used in operating activities     (1,935,800)    (2,253,941)
                                           ------------    -----------
Cash flows from investing activities -
  purchase of property and equipment          (164,701)       (32,697)
                                           ------------    -----------
Cash flows from financing activities:
  Proceeds from sale of units, net of
     offering costs                          3,052,504              0
  Proceeds from (repayment of) loans          (500,000)       500,000
  Proceeds from issuance of common stock       300,000        730,039
  Costs of offering common stock                     0        (19,500)
  Deferred offering costs                            0        (25,000)
                                           ------------     ----------
     Net cash provided by financing
       activities                            2,852,504      1,185,539
                                           ------------     ----------
Net increase (decrease) in cash and
  cash equivalents:                            752,003     (1,101,099)
Cash and cash equivalents:
  Beginning of year                            623,572      1,724,671
                                           ------------     ----------
  End of year                              $1,375,575       $ 623,572
                                          =============     ===========
Supplemental information:
  Stock options issued in exchange
     for services                          $    60,688      $       0
                                          =============     ===========
  Exchange of common stock for units       $   237,500      $       0
                                          =============     ===========
  Stock dividends on Series A
     Preferred Stock                       $   274,227      $       0
                                          =============     ===========

          See accompanying notes to consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                                AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

(1)  Business and Activities

     The Company has developed and is manufacturing and marketing a series of laser-based medical devices with applications in the blood sample and glucose collection and in vitro fertilization markets. Currently, the Company also develops, produces and markets a line of advanced scientific instruments which increase the usefulness and importance of the conventional laboratory microscope. The Company markets its scientific instruments in both domestic and international markets. In 1998, approximately 61 percent of the Company's product sales were in the United States, with Germany, Asia, Australia, and Canada being the Company's principal international markets. The Company's customers consist primarily of research institutes, universities, fertility clinics, and distributors.

(2)  Summary of Significant Accounting Policies

     (a)  Basis of Presentation

          The consolidated financial statements include the accounts of Cell Robotics International, Inc. and its wholly owned subsidiary (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Financial Statement Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Cash and Cash Equivalents

          For purposes of the statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

     (d)  Inventory

          Inventory is recorded at the lower of cost, determined by the first-in, first-out method, or market. Inventory at December 31 consists of the following:

                                         1998       1997
                                      ---------  ---------

          Finished goods              $  3,003    $40,452
          Parts and components         394,215    443,424
          Sub-assemblies               129,031    102,157
                                      ---------  ---------
                                      $526,249    $586,033
                                      =========  =========

     (e)  Property and Equipment

          Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the life of the lease.

     (f)  Earnings Per Share

          Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the year, is the same as basic loss per share for 1998 and 1997, as all potentially dilutive securities were anti-dilutive.

          Options to purchase 1,631,820 and 1,000,905 shares of common stock were outstanding at December 31, 1998 and 1997, respectively. Additionally, warrants to purchase 1,662,576 and 345,000 shares of common stock were outstanding at December 31, 1998 and 1997, respectively. These were not included in the computation of diluted earnings per share as the exercise of these options and warrants would have been anti-dilutive because of the net losses incurred in 1998 and 1997.

     (g)  Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, royalties payable, accrued liabilities and short-term loan in the consolidated financial statements approximate fair value because of the short-term maturity of these instruments.

     (h)  Income Taxes

          The Company follows the asset and liability method for accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

     (i)  Revenue

          The Company recognizes revenue on sales of its products when the products are shipped from the plant and ownership is transferred to the customer.

     (j)  Research and Development

          Research and development costs related to both present and future products are expensed as incurred. Research and development costs consist primarily of salaries, materials and supplies.

     (k)  Warranties

          The Company warrants their products against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon the Company's historical warranty costs and its estimate of future costs.

     (l)  Stock Option Plan

          The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock Based Compensation," permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

     (m)  Comprehensive Income

          In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company adopted the provisions of SFAS No. 130 during 1998. The Company had no items of other comprehensive income during 1998 and 1997.

     (n)  Reclassification

          Certain 1997 amounts have been reclassified to conform with the 1998 presentation.

(3)  Property and Equipment

     Property and equipment consist of the following at December 31:

                                         1998       1997
                                      ---------  ---------

          Furniture and fixtures      $  9,279    $ 8,028
          Computers                    344,059    320,572
          Equipment                    517,843    378,691
          Leasehold improvements        48,961     48,150
                                      ---------  ---------

                                       920,142    755,441
          Accumulated depreciation    (647,248)  (560,787)
                                      ---------  ---------

          Net property and equipment  $272,894    $194,654
                                      =========  =========

(4)       Other Assets

          Other assets consist of the following at December 31:

                                         1998       1997
                                      ---------  ---------

          Software development costs  $ 59,019    $59,019
          Patents                       48,246     48,246
          Noncompete agreements          8,116      8,116
                                      ---------  ---------
                                       115,381    115,381
          Accumulated amortization     (76,891)   (48,110)
                                      ---------  ---------
          Net other assets            $ 38,490    $67,271
                                      =========  =========

     During 1998 and 1997, the Company recorded $21,247 and $17,706 respectively, of software development costs amortization as cost of goods sold.

(5)  Stock Options and Warrants

     (a)  Stock Options

          The Company has adopted a Stock Incentive Plan (the Plan) pursuant to which the Company's Board of Directors may grant to eligible participants options in the form of Incentive Stock Options (ISO's) under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISO's (Non-Qualified Stock Options or NQSO's). An aggregate of 1,500,000 shares of the Company's common stock is reserved for issuance under the Plan. Generally, stock options granted under the Plan have five-year terms and become fully exercisable after three or four years from the date of grant. Following is a summary of activity in the Company's options for employees, directors, outside consultants, and technical advisors:

                                        Year ended December 31,
                                 -------------------------------------
                                     1998                     1997
                                --------------------------------------
                                Weighted-             Weighted-
                                average               average
                                exercise              exercise
                                  price    Number       price     Number
                                --------- ---------   ---------  -------

Outstanding at beginning
  of year                          $2.03 1,000,905      $1.91   885,826
Issued                              2.11   745,000       2.59   175,174
Exercised                              -         -       1.91   (42,000)
Forfeited                           2.50   (75,000)      2.22   (18,095)
Expired                             1.78   (39,085)         -         -
Repriced                            2.16  (500,850)         -         -
Repriced                            1.38   500,850          -         -
Outstanding at end of year         $1.81 1,631,820      $2.03 1,000,905
Exercisable at end of year         $1.72   994,595      $1.83   696,856


     The following summarizes certain information regarding outstanding stock options at December 31, 1998:

                                   Total                    Exercisable
                      -------------------------------  ---------------------
                                             Weighted-
                                  Weighted-   average   Weighted-
                                   average   remaining   average
            Exercise              exercise  contractual  exercise
              price     Number      price  life (years)   price     Number

           ---------- ---------- ----------  --------- ---------- ---------

           $    1.000     35,000 $     1.60       4.7  $     1.00     35,000
                1.375    505,850      1.375       3.2       1.375    321,958
                1.750    433,970      1.750       3.1       1.750    428,970
                1.875     25,000      1.875       3.0       1.875     16,667
                2.000     40,000      2.000       4.7       2.000          -
                2.063    450,000      2.063       4.5       2.063    150,000
                2.500     75,000      2.500       4.7       2.500          -
                2.810     46,000      2.810       2.3       2.810     32,250
                3.563     21,000      3.563       2.8       3.563      9,750
           Total       1,631,820 $     1.81       3.6  $    1.720    994,595

          During 1998, the Company granted 675,000 options outside of the Plan, for the purchase of the Company's common stock to an officer and providers of investment relations services for the Company. Such options are included in the above table. Of the options, 450,000 options were issued to an officer, of which 150,000 options vested in 1998 upon the closing of the offering described in Note 9, and the remaining 300,000 options vest on November 30, 2002, provided, however, (i) 150,000 options will vest and become exercisable thirty days after any quarter in which the Company reports pre-tax income of at least $50,000; and (ii) 150,000 options will vest and become exercisable upon the Company reporting its first fiscal year with net income of at least $500,000. The options are exercisable for a period of 36 months from each respective vesting date, but in no event later than December 31, 2002. The remaining options of 225,000 were issued to providers of investment relation services, of which 75,000 options had been forfeited by December 31, 1998. The remaining 150,000 options vest upon the occurrence of certain events and performance of measure being achieved, and the fair value of these performance based options will be measured upon vesting and be charged to operations at such time.

          At December 31, 1998, there were 416,180 additional shares available for grant under the Plan. The fair value of stock options granted and modified during 1998 and 1997 was $403,428 and $257,594, respectively, on the date of grant or amendment using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                         1998       1997
                                      ---------   ---------

          Expected dividend yield          0.0%       0.0%
          Risk-free interest rate        4.767%       6.5%
          Expected life of option       4 years    4 years
          Expected volatility             75.2%      75.2%


          The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its employee stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                             1998          1997
                                         ------------  ------------

          Reported net loss applicable
            to common shareholders       $(2,057,573)  $(2,472,892)
          Pro forma net loss applicable
            to common shareholders        (2,461,001)   (2,671,309)
          Pro forma net loss per share
            applicable to common
            shareholders - basic and
            diluted                      $      (.47)  $      (.52)
                                         ============  ============

     (b)  Warrants

          The Company has a Placement Agent's Warrant outstanding that was granted to an underwriter. The Placement Agent's Warrant is exercisable through September 30, 2000 to acquire up to 11.5 private units at a price of $25,000 per unit. Each unit consists of 20,000 shares of the Company's common stock. The Placement Agent's Warrant also includes 115,000 Class A Common Stock Purchase Warrants exercisable through December 31, 2000 to purchase115,000 shares of common stock for a price of $1.75 per share.

          The Company also has a Representative's Warrant outstanding that was granted to the same underwriter. The Representative's Warrant is exercisable through February 2, 2002 to purchase 160,000 shares of common stock at a price of $2.35 per share. The Representative's Warrant also includes 80,000 Common Stock Purchase Warrants exercisable through February 2, 2003 to purchase 80,000 shares of common stock for a price of $2.40 per share.

          Finally, in conjunction with the Offering completed in February 1998, and the exchange of common shares for Units in February 1998, the Company has an additional 1,077,576 warrants outstanding exercisable through February 2, 2003 to purchase 1,077,576 shares of common stock for a price of $2.40 per share.

          The board of directors and stockholders have approved an Employee Stock Purchase Plan (ESPP). As of December 31, 1998 and 1997, no shares of common stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the ESPP.

(6)  Royalty Agreements

     The Company is party to several royalty agreements under which it must make payments to the original holders of patents on components used in its products. Such royalties, equal to 1 to 2 percent of the net sales of the products containing patented components, are generally due upon sale of the products.

     Additionally, one royalty agreement requires a royalty payment equal to 7 percent of revenue generated from sales of the Company's products and pertains to the Company's worldwide, non-exclusive license agreement which continues until March 31, 2016. Beginning with the year 1999, the minimum royalty payable each year is $35,000 payable as follows: $17,500 sixty days after the end of each semiannual period ending June 30th and December 31st.

(7)  Income Taxes

     No provision for federal or state income tax expense has been recorded due to the Company's losses. The Company has net operating loss carryforwards and temporary differences that give rise to the following deferred tax assets and liabilities:

                                                  December 31,
                                          --------------------------
                                              1998          1997
                                          ------------   ------------

      Deferred tax assets:
        Net operating loss carry- forwards  $4,825,000   $4,118,000
        Inventory capitalization                97,000      197,000
        Vacation and sick leave payable         30,000       28,000
        Allowance for doubtful accounts              -          625
        Depreciation                            18,000            -
        Accrued expenses                        48,000            -
                                          ------------   ------------
                                             5,018,000    4,343,625
      Less valuation allowance              (4,986,000)  (4,318,625)
                                          ------------   ------------
           Net deferred tax asset         $     32,000       25,000
                                          ============   ============
      Deferred tax liabilities:
        Amortization                      $     32,000        8,000
        Depreciation                                 -       17,000

                                          ------------   ------------
           Net deferred income taxes      $          -            -
                                          ============   ============

     The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $14,000,000 expires beginning in 2006 through 2018. Ownership changes resulting from the Company's reorganization in 1995 will limit the use of this net operating loss under applicable Internal Revenue Service regulations.

(8)  Commitments

     The Company is obligated under a noncancellable operating lease for building facilities which is subject to 3 percent annual increases and expires on November 30, 2002. Rent expense for 1998 and 1997 was $105,987 and $106,893, respectively. Minimum annual lease commitments for all building facilities at December 31, 1998 are: $99,129 for 1999; $102,162 for 2000; $105,195 for 2001;
and $98,977 for 2002.

(9)  Equity Transactions

     In February 1998, the Company sold 460,000 Units (including the Underwriter's "Over-Allotment Option, which consisted of 60,000 Units), each Unit consisting of one share of Series A Convertible Preferred Stock (the "Preferred Stock"), convertible into four common shares, and two common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share (the "Warrants"), in a registered offering to the public. Each Unit was sold at a price to the public of $8.25 resulting in gross proceeds of $3,795,000. The Unit Price of $8.25 per Unit was based on the public trading price of the four shares of Common Stock issuable upon conversion of the Preferred Stock, which, on the effective date of the Registration Statement, was $1.938 per share, or $7.75, with each Warrant being valued at $0.25 per Warrant, resulting in the Unit price of $8.25. The value of each Warrant was determined by the underwriter and was based on the difference between the public trading price of four shares of Common Stock on the Friday preceding the effective date of the Registration Statement, which was $7.75, resulting in a Warrant value of $0.25 each. After consideration of the Underwriter's commission and discount and other offering costs, net proceeds to the Company were approximately $3.0 million. The Company utilized $500,000 to repay a short-term loan concurrent with the offering. Accordingly, such short-term loan has been reclassified from current liabilities at December 31, 1997.

     The Preferred Stock was convertible at any time at the option of the holder. The Preferred Stock converted automatically upon the earlier of February 2001 or the date upon which the sum of the closing bid prices of the Preferred Stock and the Warrants included in the Units had been at least $12.375 for ten consecutive trading dates (See Note 11) The Preferred Stock had a liquidation preference of $8.25 per share and was entitled to a semiannual dividend of four-tenths of one share of Common Stock for each share of Preferred Stock.

     Each Warrant entitles the holder thereof to purchase at any time prior to February 2003, one share of Common Stock at a price of $2.40 per share. The Warrants may be redeemed by the Company for a redemption price of $0.25 per Warrant under certain conditions.

     In February 1998, the Company allowed a principal shareholder who acquired 200,000 shares of common stock in August 1997 for $650,000 to exchange such shares for 78,788 Units. In connection herewith, a charge to accumulated deficit of $237,500 was recognized.

     In September 1998, the Company sold 200,000 shares of common stock for $300,000 to Chronimed, Inc. This investment by Chronimed was made as part of the exclusive distribution agreement entered into by the companies in August 1998. In March 1999, the Company shipped prototypes of the Personal Lasette to Chronimed. As part of the exclusive distribution agreement, Chronimed is obligated to make an additional $150,000 investment in the Company upon acceptance of the prototypes. An additional equity investment of $150,000 could be made based on the Company meeting certain future conditions.

(10) Capital Resources

     Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $15,908,421 and operations using net cash of $1,935,800 in 1998.

     The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing a series of laser-based medical devices which leverage the Company's existing base of patented technology. The Company believes the markets for these new products are broader than that of the scientific instrumentation market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for several of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

     Although the Company has begun manufacturing and marketing its laser-based medical devices and continues to market its scientific instrument line, it does not anticipate achieving profitable operations during fiscal 1999. As a result, the Company's working capital surplus is expected to erode over the next twelve months. Nevertheless, the Company expects that its present working capital surplus, increased sales, and the proceeds from the Chronimed stock purchase and commitment will be sufficient to cover its expected operational deficits through 1999.

(11) Subsequent Events

     In January 1999, the Preferred Stock automatically converted when the sum of the closing bid prices of the Preferred Stock and two Warrants, which were included in the Units sold in February 1998, reached $12.375 for ten consecutive trading dates.

     As a result of the automatic conversion of the Preferred Stock in January, an additional 25,000 options exercisable at $2.00 vested. These options were issued by the Company during 1998 to obtain an investor relations services contract. In connection with this service contract, in March 1999, an additional 15,000 options exercisable at $2.00 vested as a result of continued representation beyond the initial six month contract term.

     Finally, in March 1999, the Company shipped prototypes of the Personal Lasette to Chronimed. On delivery Chronimed will make an additional $150,000 equity investment in the Company, which will represent the second of three equity investments that Chronimed could make in the Company as part of the exclusive distribution agreement entered into by the companies in August 1998.

(12) Operating segments

     The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to fertility clinics and to distributors.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administration costs. The Company does not have intersegment sales or transfers.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.

                                       December 31, 1998
                       ----------------------------------------------
                         Scientific Laser-Based
                          Research    Medical
                         Instruments  Devices    Corporate     Total
                       -----------  ----------  ----------  ----------

Revenues from customers   $895,993    353,710           -   1,249,703
Research and develop-
 ment grants               179,298          -           -     179,298
Profit (loss) from
 operations                226,921 (1,311,430)   (783,291) (1,867,800)
Segment assets             465,564    307,258   1,804,230   2,583,052


                                       December 31, 1997
                       ----------------------------------------------
                         Scientific Laser-Based
                          Research    Medical
                         Instruments  Devices    Corporate     Total
                       -----------  ----------  ----------  ----------

Revenues from customers    879,490          -           -     879,490
Research and develop-
 ment grants               158,233          -           -     158,233
Loss from operations      (124,376)(1,713,075)   (678,522) (2,515,973)
Segment assets             223,856          -   1,755,991   1,979,847


     Segment assets for scientific research instruments and laser-based medical devices represent accounts receivable and inventory. The remaining assets are not allocated among the segments, as there is no practical method to allocate those assets between the segments.

     The Company has no foreign operations. However, total export sales, primarily to Germany, Asia, Australia, and Canada were $490, 892 and $410,483 for the years ended December 31, 1998 and 1997, respectively. Export sales are attributed to the country where the product is shipped. Sales revenue to individual customers, each of which accounted for 10 percent or more of total sales, are as follows for the years ended December 31:

                                         1998       1997
                                      ---------   ---------

          Customer A, a related party        -    112,000
          Customer B                         -    114,623
          Customer C                         -    125,941
          Customer D                         -     93,100
          Customer E, a related party  234,800          -
          Customer F                   195,518          -

                       CELL ROBOTICS INTERNATIONAL, INC.
                          Consolidated Balance Sheets

                                             As of         As of
                                            6-30-99      12-31-98
                                          (UNAUDITED)
                                         ------------  ------------

     Assets
Current assets:
  Cash and cash equivalents              $   671,730   $ 1,375,575
  Accounts receivable, net of allowance
     for doubtful accounts of $1,841
     in 1999 and 1998                        360,574       246,573
  Inventory                                  603,969       526,249
  Other                                       99,812       123,271
                                         ------------  ------------
       Total current assets                1,736,085     2,271,668
Property and equipment, net                  432,299       272,894
Other assets, net                             31,354        38,490
                                         ------------  ------------
       Total assets                      $ 2,199,738   $ 2,583,052
                                         ============  ============

     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                       $   474,572   $   327,686
  Payroll related liabilities                147,496       144,188
  Royalties payable                           67,431        33,510
  Other current liabilities                   91,177        27,945
       Total current liabilities             780,676       533,329
                                         ------------  ------------
Stockholders' equity:
  Preferred stock, $.04 par value.
     Authorized 2,500,000 shares, zero
     shares and 465,533 shares issued
     and outstanding at June 30, 1999
     and December 31, 1998, respectively           0        18,622
  Common stock, $.004 par value.
     Authorized 12,500,000 shares,
     7,884,591 and 5,739,248 shares
     issued and outstanding at June 30,
     1999 and December 31, 1998,
     respectively                             31,538        22,957
Additional paid-in capital                18,662,701    17,916,565
Accumulated deficit                      (17,275,177)  (15,908,421)
                                         ------------  ------------
       Total stockholders' equity          1,419,062     2,049,723
                                         ------------  ------------
                                         $ 2,199,738   $ 2,583,052
                                         ============  ============

          See accompanying notes to consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                     Consolidated Statements of Operations

                                                 UNAUDITED
                                         Three Months Ended
                                         --------------------------
                                         June 30, 1999 June 30, 1998
                                         ------------  ------------

Product sales                            $   568,540   $   244,375
Research and development grants               32,084        83,243
     Total revenues                          600,624       327,618
                                         ------------  ------------
Product cost of goods sold                  (417,388)     (160,093)
SBIR direct expenses                         (32,084)      (83,243)
                                         ------------  ------------
     Total cost of goods sold               (449,472)     (243,336)
                                         ------------  ------------
Gross profit                                 151,152        84,282
                                         ------------  ------------
Operating expenses:
  General and administrative                 217,376       216,951
  Marketing & Sales                          234,938       201,090
  Research and development                   132,616       219,748
                                         ------------  ------------
     Total operating expenses                584,930       637,789
                                         ------------  ------------
Loss from operations                        (433,778)     (553,507)
                                         ------------  ------------
Other income (deductions):
  Interest income                              4,662        26,889
Interest expense                                 (91)         (340)
                                         ------------  ------------
     Total other income                        4,571        26,549
                                         ------------  ------------
     Net loss                               (429,207)     (526,958)
Preferred stock dividends                         (0)           (0)
                                         ------------  ------------
     Net loss applicable to
      common shareholders                  $(429,207)  $  (526,958)
                                         ============  ============
Weighted average common shares
outstanding, basic and diluted             7,803,264     5,089,147
                                         ============  ============
Net loss applicable to common shareholders
  per common share, basic and diluted    $     (0.06)  $     (0.10)
                                         ============  ============


          See accompanying notes to consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                     Consolidated Statements of Operations


                                                 UNAUDITED
                                              Six Months Ended
                                         ---------------------------
                                         June 30, 1999 June 30, 1998
                                         ------------  ------------

Product sales                            $ 1,065,549   $   658,650
Research and development grants               51,231       125,062
                                         ------------  ------------
  Total revenues                           1,116,780       783,712
                                         ------------  ------------
Product cost of goods sold                  (755,289)     (382,532)
SBIR direct expenses                         (51,231)     (125,062)
                                         ------------  ------------
  Total cost of goods sold                  (806,520)     (507,594)
                                         ------------  ------------
Gross profit                                 310,260       276,118
                                         ------------  ------------
Operating expenses:
  General and administrative                 551,665       429,606
Marketing & Sales                            371,340       358,078
Research and development                     253,648       355,512
                                         ------------  ------------
  Total operating expenses                 1,176,653     1,143,196
                                         ------------  ------------
Loss from operations                        (866,393)     (867,078)
                                         ------------  ------------
Other income (deductions):
  Interest income                             15,057        45,816
  Interest expense                              (140)         (408)
                                         ------------  ------------
  Total other income                          14,917        45,408
                                         ------------  ------------
     Net loss                               (851,476)     (821,670)
                                         ------------  ------------
Preferred stock dividends                   (515,280)           (0)
     Net loss applicable to
      common shareholders                $(1,366,756)  $  (821,670)
                                         ============  ============
Weighted average common shares
  outstanding, basic and diluted           7,245,733     5,192,434
                                         ============  ============
Net loss applicable to common shareholders
  per common share, basic and diluted    $     (0.19)  $     (0.16)
                                         ============  ============

          See accompanying notes to consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
                     Consolidated Statements of Cash Flows

                                                 UNAUDITED
                                             Six Months Ended
                                         ---------------------------
                                         June 30, 1999 June 30, 1998
                                         ------------  ------------

Cash flows from operating activities:
  Net loss                               $  (851,476)  $  (821,670)
Adjustments to reconcile net loss to net
  cash used in operating activities:
     Depreciation and amortization            41,275        62,866
     Amortization of options issued for
       services                                7,279        31,081
     Options issued for services              70,815             0
     Increase in accounts receivable        (114,001)     (119,430)
     Decrease (increase) in inventory        (77,720)       24,767
     Decrease (increase) in other current
       assets                                 16,180       (31,562)
     Increase (decrease) in current
       liabilities                           247,347      (190,727)
                                         ------------  ------------
     Net cash used in operating
      activities                            (660,301)   (1,044,675)
                                         ------------  ------------
Cash flows from investing activities:
  Purchase of fixed assets                  (193,544)      (35,653)
                                         ------------  ------------
  Net cash used in investing activities     (193,544)      (35,653)
                                         ------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of common
    stock                                    150,000             0
  Proceeds from sale of units, net of
    offering costs                                 0     3,052,504
  Repayment of short term loan                     0      (500,000)
                                         ------------  ------------
  Net cash provided by financing
    activities                               150,000     2,552,504
                                         ------------  ------------
Net increase (decrease) in cash and
  cash equivalents:                         (703,845)    1,472,176
  Cash and cash equivalents:
  Beginning of period                      1,375,575       623,572

  End of period                          $   671,730   $ 2,095,748
                                         ============  ============
Supplemental information:
  Exchange of Units for common stock --
    increase to accumulated deficit                0       237,500
  Options issued for services to be
    rendered                                       0        46,621
  Issuance of preferred dividend         $   515,280   $         0
                                         ============  ============

          See accompanying notes to consolidated financial statements

                       CELL ROBOTICS INTERNATIONAL, INC.
             Notes to Unaudited Consolidated Financial Statements
                                 June 30, 1999

(1)  Presentation of Unaudited Consolidated Financial Statements

     These unaudited consolidated financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes otherwise necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. However, the information furnished, in the opinion of management, reflects all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

(2)  Issuance of Equity Securities

     In February 1998, the Company sold 460,000 Units (including the Underwriter's "Over-Allotment Option, which consisted of 60,000 Units) in a registered offering to the public. Each Unit consisted of one share of Series A Convertible Preferred Stock (the "Preferred Stock"), convertible into four common shares, and two common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share (the "Warrants"). Each Unit was sold at a price to the public of $8.25 resulting in gross proceeds of $3,795,000. The Unit Price of $8.25 per Unit was based on the public trading price of the four shares of Common Stock issuable upon conversion of the Preferred Stock, which, on the effective date of the Registration Statement, was $1.938 per share, or $7.75, with each Warrant being valued at $0.25 per Warrant, resulting in the Unit price of $8.25. The value of each Warrant was determined by the underwriter and was based on the difference between the public trading price of four shares of Common Stock on the Friday preceding the effective date of the Registration Statement, which was $7.75, resulting in a Warrant value of $0.25 each. After consideration of the Underwriter's commission and discount and other offering costs, net proceeds to the Company were approximately $3.0 million.

     Each Warrant entitles the holder thereof to purchase at any time prior to February 2003, one share of Common Stock at a price of $2.40 per share. The Warrants may be redeemed by the Company for a redemption price of $0.25 per Warrant under certain conditions.

     In February 1998, the Company allowed a principal shareholder who acquired 200,000 shares of Common Stock in August 1997 for $600,000 to exchange these shares for 78,788 Units. In connection therewith, a charge to accumulated deficit of $237,500 was recognized.

     In September 1998, the Company sold 200,000 shares of Common Stock for $300,000 to Chronimed, Inc. This investment was made as part of the exclusive distribution agreement entered into by the companies and Chronimed in August 1998 (the "Chronimed Agreement"). In March 1999, the Company shipped prototypes of the Personal Lasette to Chronimed. Pursuant to the terms of the Chronimed Agreement, Chronimed was obligated to make an additional $150,000 investment in the Company upon acceptance of the prototypes. This transaction was completed on June 14, 1999. The final equity investment of $150,000 could be made based on the Company meeting certain future conditions.

     In January 1999, the Company's Preferred Stock automatically converted into shares of Common Stock, when the sum of closing bid prices of the Preferred Stock and two Warrants was at least $12.375 for ten consecutive days. Due to the automatic conversion, a final dividend in the form of 183,211 shares of the Company's Common Stock was accrued and subsequently paid with the issuance of shares of Common Stock to all preferred shareholders of record on February 2, 1999.

     In July 1999, the Company completed a private placement with four investors. The Company sold 9.5 units, each unit consisting of 35,000 shares of common stock and 7,500 common stock purchase warrants each exercisable to acquire one share of common stock at an exercise price of $2.40 per share. Each unit was sold at a price of $50,000, resulting in gross proceeds of $475,000. After consideration of the offering costs, net proceeds to the Company were approximately $460,000.

(3)  Earnings Per Share

     Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the quarter. Diluted loss per share, is the same as basic loss per share for the periods ended June 30, 1999 and 1998, as all potentially dilutive securities were anti-dilutive.

     Options to purchase 1,270,320 and 1,172,820 shares of common stock were outstanding at June 30, 1999 and 1998, respectively. Warrants to purchase 1,762,576 shares of common stock were outstanding at both June 30, 1999 and 1998. These were not included in the computation of diluted earnings per share as the exercise of the options would have been anti-dilutive because of the net losses incurred in the periods ended June 30, 1999 and 1998.

(4)  Operating segments

     The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to fertility clinics and to distributors.

     The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administration costs. The Company does not have intersegment sales or transfers.

     The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.


                                 Six Months Ended June 30, 1999
                      ----------------------------------------------------
                       Scientific  Laser-Based
                        Research     Medical
                       Instruments   Devices       Corporate      Total
                      -----------  -----------    ----------- ------------

Revenues from customers $556,244      509,305              -     1,065,549
Research and develop-
 ment grants              51,231            -              -        51,231
Profit (loss) from
 operations               86,764     (411,490)      (541,667)     (866,393)


                                 Six Months Ended June 30, 1998
                      ----------------------------------------------------
                       Scientific  Laser-Based
                        Research     Medical
                       Instruments   Devices       Corporate      Total
                      -----------  -----------    ----------- ------------

Revenues from customers $578,726        79,924             -       658,650
Research and develop-
 ment grants             125,062            -              -       125,062
Profit (loss) from
 operations               88,950     (547,456)      (408,572)     (867,078)


                            For the Three Months Ended June 30, 1999
                      ----------------------------------------------------
                       Scientific  Laser-Based
                        Research     Medical
                       Instruments   Devices       Corporate      Total
                      -----------  -----------    ----------- ------------

Revenues from customers $347,620      220,920              -       568,540
Research and develop-
 ment grants              32,084            -              -        32,084
Profit (loss) from
 operations               34,295     (212,050)      (256,023)     (433,778)


                            For the Three Months Ended June 30, 1998
                      ----------------------------------------------------
                       Scientific  Laser-Based
                        Research     Medical
                       Instruments   Devices       Corporate      Total
                      -----------  -----------    ----------- ------------

Revenues from customers $237,975        6,400              -       244,375
Research and develop-
 ment grants              83,243            -              -        83,243
Profit (loss) from
 operations               32,349     (383,205)      (202,651)     (553,507)


(5)  Capital Resources

     Although the Company has begun manufacturing and marketing its laser-based medical devices and continues to see market growth in its scientific instrument line, it does not anticipate achieving profitable operation until some time in 2000. As a result, the Company's working capital surplus is expected to erode over the next twelve months. Nevertheless, the Company expects that its present working capital, potential increased future product sales, the remaining equity investment per the Chronimed Agreement, the July 1999 private placement, and a possible supplemental equity, line of credit or debt financing will be sufficient to meet the Company's operational obligations through fiscal 1999.

----------------------------------------------------------------------------


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.


                       Cell Robotics International, Inc.

                        481,250 Shares of Common Stock

                               148,750 Warrants

                               October ___, 1999

----------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  Definitions.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation.
     "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  Authority to indemnify directors.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonably believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  Advance of expenses to directors.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  Court-ordered indemnification of directors.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
     (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  Limitation of indemnification of directors.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *

     Article XIII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     Section 1. A director of this Corporation shall not be liable to the
                Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

     Section 2. Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Article XII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     Section 2. Indemnification of Officers, Directors and Others.

                (a) All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.

                (b) Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

                (c) No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

                (d) A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

                (e) To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:



     SEC Filing Fee                         $    322
     Printing Expenses                         1,500
     Accounting Fees and Expenses              7,500
     Legal Fees and Expenses                  15,000
     Blue Sky Fees and Expenses                2,500
     Registrar and Transfer Agent Fee            500
     Miscellaneous                             2,678
                                            --------
          Total                              $30,000


Item 26.  Recent Sales of Unregistered Securities.

                1. On September 11, 1998, we sold to one investor 200,000 shares of our common stock at a price of $1.50 per share, for gross proceeds of $300,000. The investor qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act.

                2. In June, 1999, we sold an additional 100,000 shares of common stock at a price of $1.50 per share, for gross proceeds of $150,000. The investor was an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act, in reliance upon the exemption provided in
                    Section 4(2) of the Securities Act.

                3. In July, 1999, we sold to four investors a total of 9.5 units, each unit consisting of 35,000 shares of our common stock and 7,500 warrants. Each unit was sold at a price of $50,000, resulting in gross proceeds of $475,000. The investors were persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                4. In July, 1999, in connection with our sale to four investors of 9.5 units, we issued 62,500 warrants to four persons for services rendered in connection with the offering. The services were valued at $.40625 per warrant. The persons receiving the warrants were all qualified investors in terms of their investment sophistication or "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

                5. In August, 1999, we issued to one person 15,000 warrants in consideration of services rendered. We valued the services at $.40625 per warrant. The warrants were issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

 Item 27.       Exhibits.

                a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.       Title
----------        -----

**   3.2          Amended and Restated Bylaws
***  3.3(a)       Amended and Restated Articles of Incorporation
**   3.3(b)       Amended and Restated Articles of Incorporation dated May 23,
                  1995
**   4.1          Specimen Certificate of Common Stock
*****4.2          Representatives' Common Stock Purchase Warrant
**** 4.3          Warrant Agreement
**** 4.3.1        Warrant Agreement (revised)
*****4.4          Lohrding Option Agreement
*****4.5          Certificate of Designation of Rights and Preferences of
                  Series A Convertible Preferred Stock
*****4.6          Specimen Certificate of Series A Preferred Stock
*****4.7          Specimen Unit Certificate
*****4.8          Specimen Common Stock Purchase Warrant Certificate
*    10.1         Agreement and Plan of Reorganization between and among Cell
                  Robotics, Inc., Intelligent Financial Corporation, MiCel,
                  Inc., BridgeWorks Investors I, L.L.C., and Ronald K.
                  Lohrding
*    10.2         Employment Agreement of Ronald K. Lohrding
*    10.3         Employment Agreement of Craig T. Rogers
**** 10.4         Employment Agreement of Travis Lee
*    10.5         Financing and Capital Contribution Agreement between and
                  among Cell Robotics, Inc., Intelligent Financial
                  Corporation, MiCel, Inc., and BridgeWorks Investors I,
                  L.L.C.
*    10.6         Irrevocable Appointment of Voting Rights by Dr. Lohrding to
                  MiCel, Inc.
*    10.7         Stock Pooling and Voting Agreement
**   10.8         Royalty Agreement dated September 11, 1995 between the
                  Registrant, Cell Robotics, Inc., and Mitsui Engineering &
                  Shipbuilding Co., Ltd.
**   10.9         Agreement of Contribution and Mutual Comprehensive Release
                  dated September 11, 1995 between the Company, Cell Robotics,
                  Inc. and Mitsui Engineering & Shipbuilding Co., Ltd.
**   10.10        Distribution Agreement dated April 6, 1995, between Carl
                  Zeiss, Inc. and the Registrant
**   10.11        Distribution Agreement dated December 15, 1994, between
                  MiCel, Inc. and the Registrant
**   10.12        Revised License Agreement dated January 5, 1996 between the
                  Registrant and the Regents of the University of California
**   10.13        Purchase Agreement with Tecnal Products, Inc.
**   10.14        License Agreement with NTEC
***  10.15        License Agreement dated May 13, 1996, between the Registrant and GEM Edwards, Inc.
*****10.16        Termination Agreement and Release between the Registrant and
                  GEM Edwards, Inc.
****
***  10.17        Employment Agreement of Dr. Ronald K. Lohrding dated
                  February 2, 1998
****
**   10.18        Patent License Agreement between American Telephone and
                  Telegraph Company and Cell Robotics, Inc.
****
**   10.19        Amendment to AT&T License Agreement
****
**   10.20        Manufacturing Agreement between Big Sky Laser Technologies,
                  Inc. and Cell Robotics International, Inc. dated May 20,
                  1998.
**   21.0         Subsidiaries
     23.1         Consent of Neuman & Drennen, LLC
     23.2         Consent of KPMG LLP

---------------------

* Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 23, 1995, as filed with the Commission on March 10, 1995.
** Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, which was declared effective by the Commission on February 14, 1996.
*** Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2, filed with the Commission on July 15, 1996.
**** Incorporated by reference from the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1996, as filed with the Commission on April 15, 1997.
***
** Incorporated by reference from the Company's Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 which was declared effective by the Commission on February 2, 1998, SEC File No. 333-40895.
****
** Incorporated by reference from the Company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, SEC File No. 333-55951, as filed with the Commission on November 18, 1998
****
*** Incorporated by reference from the Company's Annual Report on Form 10-KSB/A-1, for the fiscal year ended December 31, 1997, as filed with the Commission on September 8, 1998


Item 28.  Undertakings.

  The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Albuquerque, State of New Mexico, on the 18th of October, 1999.

                                   CELL ROBOTICS INTERNATIONAL, INC.,
                                   a Colorado corporation

                                   By:/s/ Ronald K. Lohrding
                                      ---------------------------------
                                      Ronald K. Lohrding, President

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Cell Robotics International, Inc. and on the dates indicated.

Signature                                       Title                Date
---------                                       -----                ----

/s/ Ronald K. Lohrding                President, CEO, Director     10/18/99
------------------------------
Ronald K. Lohrding

/s/ Jean M. Scharf                    Chief Financial Officer,     10/18/99
------------------------------               Controller
Jean M. Scharf

/s/ Craig T. Rogers                      Secretary, Director       10/18/99
------------------------------            Vice President of
Craig T. Rogers                          Investor Relations

/s/ Mark Waller                               Director             10/18/99
------------------------------
Mark Waller

/s/ Raymond Radosevich                        Director             10/18/99
------------------------------
Raymond Radosevich

/s/ Debra Bryant                              Director             10/18/99
------------------------------
Debra Bryant

/s/ Ron E. Ainsworth                          Director             10/18/99
------------------------------
Ron E. Ainsworth